                           OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                MULTEX.COM, INC.
                                       AT

                              $7.35 NET PER SHARE
                                       BY

                         PROTON ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                               REUTERS GROUP PLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON TUESDAY, MARCH 25, 2003, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN PROPERLY AND VALIDLY TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF MULTEX COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "MULTEX COMMON STOCK") OF MULTEX.COM, INC. ("MULTEX") WHICH, TOGETHER WITH THE NUMBER OF SHARES OF MULTEX COMMON STOCK OWNED BY REUTERS, PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES, IF ANY, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES OF MULTEX COMMON STOCK (ASSUMING THE EXERCISE OF ALL OPTIONS, WARRANTS AND OTHER RIGHTS TO PURCHASE SHARES OF MULTEX COMMON STOCK WHICH ARE THEN OR WHICH WILL BE WITHIN SIX MONTHS THEREAFTER VESTED AND EXERCISABLE) AND (II) THE TERMINATION OR EXPIRATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE TERMINATION, EXPIRATION OR OTHER SATISFACTION OF ANY OTHER COMPARABLE PROVISIONS UNDER ANY APPLICABLE PRE-MERGER NOTIFICATION LAWS OR REGULATIONS OF FOREIGN JURISDICTIONS. THE CONSUMMATION OF THIS OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER -- CERTAIN CONDITIONS OF THE OFFER."

    THIS OFFER IS BEING MADE PURSUANT TO AN AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 24, 2003 (THE "MERGER AGREEMENT"), AMONG REUTERS GROUP PLC, PROTON ACQUISITION CORPORATION AND MULTEX. THE BOARD OF DIRECTORS OF MULTEX, ACTING ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS COMPRISED ENTIRELY OF INDEPENDENT DIRECTORS, HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TENDER AGREEMENT (AS DEFINED IN "INTRODUCTION") AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, BUT NOT LIMITED TO, THE OFFER AND THE MERGER (AS DEFINED IN "INTRODUCTION"), ARE FAIR TO AND IN THE BEST INTERESTS OF MULTEX AND ITS STOCKHOLDERS (OTHER THAN REUTERS), HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TENDER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT MULTEX'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES OF MULTEX COMMON STOCK PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of Multex Common Stock should (1) complete and sign the Letter of Transmittal or a manually signed facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such manually signed facsimile with such stockholder's certificate(s) for the tendered shares of Multex Common Stock and any other required documents to the Depositary (as defined in "Introduction"), (2) follow the procedure for book-entry tender of shares of Multex Common Stock set forth in "THE TENDER OFFER -- Procedure for Tendering Shares of Multex Common Stock and Warrants" or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having shares of Multex Common Stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender shares of Multex Common Stock so registered. A stockholder who desires to tender shares of Multex Common Stock and whose certificates for such shares of Multex Common Stock are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares of Multex Common Stock by following the procedures for guaranteed delivery set forth in "THE TENDER OFFER -- Procedure for Tendering Shares of Multex Common Stock and Warrants."

    Questions and requests for assistance may be directed to the Information Agent (as defined in "Introduction") or to the Dealer Manager (as defined in "Introduction") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or to the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee.
                             ---------------------

                      The Dealer Manager for the Offer is:

                         [J.P. MORGAN CHASE & CO. LOGO]

February 26, 2003

                               TABLE OF CONTENTS

SECTION                                                       PAGE
-------                                                       ----
TABLE OF CONTENTS...........................................    i
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    6
SPECIAL FACTORS.............................................    9
   1.  Background of the Offer; Contacts with Multex........    9
   2.  Multex's Position Regarding the Fairness of the
       Offer................................................   15
   3.  Opinion and Analysis of Multex's Financial Advisor...   19
   4.  Reuters' and Purchaser's Position Regarding the
       Fairness of the Offer................................   24
   5.  Opinion and Analysis of Reuters' Financial Advisor...   25
   6.  Purpose of the Offer; Plans for Multex...............   30
   7.  Certain Effects of the Offer and the Merger..........   33
   8.  Certain Federal Income Tax Consequences of the
       Offer................................................   34
   9.  The Merger Agreement; The Tender Agreement and The
       Employment Agreement.................................   35
  10.  Transactions and Arrangements Concerning Multex
       Common Stock.........................................   48
THE TENDER OFFER............................................   49
   1.  Terms of the Offer...................................   49
   2.  Acceptance for Payment and Payment for Shares of
       Multex Common Stock..................................   51
   3.  Procedure for Tendering Shares of Multex Common Stock
       and Warrants.........................................   52
   4.  Rights of Withdrawal.................................   55
   5.  Price Range of Shares of Multex Common Stock.........   56
   6.  Certain Information Concerning Multex................   56
   7.  Certain Information Concerning Reuters and
       Purchaser............................................   59
   8.  Source and Amount of Funds...........................   60
   9.  Certain Conditions of the Offer......................   60
  10.  Certain Legal Matters................................   63
  11.  Fees and Expenses....................................   66
  12.  Miscellaneous........................................   66
Schedule A  Information Concerning the Directors and
            Executive Officers of Reuters and Purchaser.....  A-1
Schedule B  Section 262 of the Delaware General Corporation
            Law.............................................  B-1

                               SUMMARY TERM SHEET

     This summary highlights important and material information from this Offer to Purchase but is intended to be an overview only. To fully understand the offer described in this document and for a more complete description of the terms of the offer described in this document, you should read carefully this entire Offer to Purchase, the appendices to this Offer to Purchase, documents incorporated by reference or otherwise referred to herein and the Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary.

     - Reuters and Purchaser, through a subsidiary of Reuters, currently own approximately 6.0% of the Multex voting power and are proposing to acquire all of the remaining common stock of Multex at a price of $7.35 per share. See "THE TENDER OFFER -- Terms of the Offer" for more information.

     - If the tender offer is completed, Reuters and Purchaser intend to cause Purchaser to merge with and into Multex and as a result:

      - Reuters will own all of the equity interests in Multex;

      - current holders of shares of Multex common stock, other than Reuters, Purchaser and other subsidiaries of Reuters, will no longer have any interest in Multex's future earnings or growth;

      - Multex will no longer be a public company; and

      - Multex common stock will no longer be quoted on The Nasdaq Stock Market's National Market.

      See "SPECIAL FACTORS -- Certain Effects of the Offer and the Merger."

     - Holders of shares of Multex common stock who sell their shares in the offer will, if the offer is completed, receive cash for their shares sooner than holders of shares of Multex common stock who wait for the merger, but holders who tender will not be entitled to a judicial appraisal of the fair value of their shares under Delaware law while any holders who do not tender their shares and properly dissent from the merger may exercise such appraisal rights. See "SPECIAL FACTORS -- The Merger Agreement; The Tender Agreement and The Employment Agreement" for more information.

     - In the merger of Purchaser and Multex, Purchaser will pay holders who do not tender their shares of Multex common stock in the offer the same consideration as it is offering to pay in the offer.

                  QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

     The following are some of the questions you, as a Multex stockholder, may have and answers to those questions.

- WHO IS OFFERING TO BUY MY SECURITIES?

  We are an indirect wholly owned subsidiary of Reuters Group PLC, a public limited company organized under the laws of England and Wales. Our name is Proton Acquisition Corporation and we are a Delaware corporation formed for the purpose of making an offer for all the shares of common stock of Multex.com, Inc. as described in this document. See "THE TENDER
  OFFER -- Certain Information Concerning Reuters and Purchaser" for further information about us and Reuters Group PLC.

- WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  We are offering to buy all of the outstanding shares of common stock of Multex.com, Inc. not already owned by Reuters Group PLC or its subsidiaries. See "THE TENDER OFFER -- Terms of the Offer" and "THE TENDER OFFER -- Certain Conditions of the Offer" for more information.

- HOW MUCH IS PROTON ACQUISITION CORPORATION OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  We are offering to pay $7.35 net in cash and without interest for each share of common stock of Multex.com, Inc. See "THE TENDER OFFER -- Terms of the Offer" of this document for more information.

- DOES PROTON ACQUISITION CORPORATION HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  Yes. Proton Acquisition Corporation will be financing the offer described in this document with cash on hand available from its parent, Reuters Group PLC, and the subsidiaries of Reuters Group PLC. See "THE TENDER OFFER -- Source and Amount of Funds" of this document for more information.

- WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

  THE BOARD OF DIRECTORS OF MULTEX, ACTING ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS COMPRISED ENTIRELY OF INDEPENDENT DIRECTORS, HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TENDER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, BUT NOT LIMITED TO, THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF MULTEX AND ITS STOCKHOLDERS (OTHER THAN REUTERS), HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TENDER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT MULTEX'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES OF MULTEX COMMON STOCK PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "SPECIAL FACTORS -- MULTEX'S POSITION REGARDING THE FAIRNESS OF THE OFFER" FOR MORE INFORMATION.

- WILL MULTEX'S SENIOR MANAGEMENT PARTICIPATE IN THE OFFER?

  Yes. Messrs. Mikhail Akselrod, Gregg Amonette, Christopher F. Feeney, Jeffrey
  S. Geisenheimer, Isaak Karaev, John Mahoney and Robert Skea, who are officers of Multex, have entered into an agreement with Reuters Group PLC and Proton Acquisition Corporation under which they have agreed to tender their Multex shares and to vote their Multex shares in favor of the Merger. See Introduction and "SPECIAL FACTORS -- The Merger Agreement; The Tender Agreement and The Employment Agreement" for more information.

- IS PROTON ACQUISITION CORPORATION'S AND REUTERS' FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER MY SHARES INTO THE OFFER?

  Since the offer is for cash and is not subject to any financing condition, we do not think Proton Acquisition Corporation's and Reuters' financial condition should be relevant to your decision on whether to tender your shares in the offer. See "THE TENDER OFFER -- Source and Amounts of Funds" for more information.

- IS THERE AN AGREEMENT GOVERNING THE OFFER?

  Yes. Reuters, Proton Acquisition Corporation and Multex have entered into a merger agreement, dated as of February 17, 2003, and which was amended and restated as of February 24, 2003. The merger agreement provides, among other things, for the terms and conditions of the Offer and the merger of Proton Acquisition Corporation into Multex. See "SPECIAL FACTORS -- The Merger Agreement; The Tender Agreement and The Employment Agreement" for more information.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE INITIAL OFFERING PERIOD?

  You may tender your shares into the offer until 12:00 midnight, New York City time, on Tuesday, March 25, 2003, which is the scheduled expiration date of the offering period, unless we extend the offering period or provide a subsequent offering period. See "THE TENDER OFFER -- Procedure for Tendering Shares of Multex Common Stock and Warrants" for more information.

- CAN THE OFFER BE EXTENDED, AND HOW WILL I BE NOTIFIED IF THE OFFER IS
  EXTENDED?

  Yes. We will extend the offer until the conditions to the offer described in this document are satisfied or waived. In addition, we will extend the offer for any period required by any governmental entity. We can do so by issuing a press release by 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the offer stating the extended expiration date and the approximate number of shares tendered to date. See "THE TENDER OFFER -- Terms of the Offer" for more information.

- WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

  Following the satisfaction of all the conditions to the offer and the acceptance of and payment for all the shares tendered during the offering period, we may elect to provide a subsequent offering period. See "THE TENDER OFFER -- Terms of the Offer" for more information.

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  The offer is conditioned upon, among other things, (i) satisfaction of the minimum tender condition, which requires that there shall have been properly and validly tendered pursuant to the offer and not withdrawn prior to the expiration of the offer a number of shares of Multex which, together with the number of shares owned by Reuters Group PLC, Proton Acquisition Corporation or any of their respective affiliates, if any, represents at least a majority of the total issued and outstanding shares of Multex (assuming the exercise of all options, warrants and other rights to purchase shares which are then or which will be within six months thereafter vested and exercisable) and (ii) the termination or expiration of any applicable waiting period under United States federal antitrust law and the termination, expiration or other satisfaction of any other comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions. See "THE TENDER OFFER -- Certain Conditions of the Offer" for more information.

- HOW DO I TENDER MY SHARES?

  If you hold the certificates for your shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your shares are held in "street name" by your broker, dealer, commercial bank, trust company or other nominee you must instruct such nominee to tender your shares on your behalf. In any case, the Depositary must receive all required documents prior to 12:00 midnight, New York City time, on Tuesday, March 25, 2003, which is the expiration date of the offer, unless the offer is extended. If you cannot comply with any of these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See "THE TENDER OFFER -- Procedure for Tendering Shares of Multex Common Stock and Warrants" for more information.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  The tender of your shares may be withdrawn at any time prior to the expiration date of the offer, and, if we have not by April 26, 2003, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. You may not, however, withdraw shares tendered during any subsequent offering period. See "THE TENDER
  OFFER -- Rights of Withdrawal" for more information.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You (or your broker or bank if your shares were held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the stockholder that tendered the shares, the number of shares (while you have the right to withdraw the shares) to be withdrawn and the name in which the tendered shares are registered. For complete information about the procedures for withdrawing your previously tendered shares, see "THE TENDER
  OFFER -- Rights of Withdrawal."

- WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

  Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Multex shares promptly after the later of the date of expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in "THE TENDER OFFER -- Certain Conditions of the Offer" of this document relating to governmental or regulatory approvals.

  We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Multex shares will be made only after timely receipt by the Depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents for such shares. See "THE TENDER
  OFFER -- Acceptance for Payment and Payment for Shares of Multex Common Stock" for more information.

- IF PROTON ACQUISITION CORPORATION CONSUMMATES THE OFFER, WHAT ARE ITS PLANS WITH RESPECT TO ALL THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

  If we consummate the offer, we intend to cause a merger to occur between us and Multex in which any remaining stockholders who have not previously tendered (and not withdrawn) their shares will also receive $7.35 net in cash without interest subject to their right to dissent and demand the fair cash value of their shares under Delaware law. If the minimum tender condition is not satisfied, we do not presently intend to acquire any shares.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  The purchase of Multex shares by us in the offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares, which could adversely affect the liquidity and market value of the remaining shares held by the public. The shares may also cease to be quoted on The Nasdaq Stock Market's National Market. Also, Multex may cease making filings with the Securities and Exchange Commission or otherwise being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. As soon as possible, and in any event immediately following our merger with and into Multex, Reuters intends to cause the shares of Multex to cease to be quoted on The Nasdaq Stock Market's National Market and cease to be registered under the Securities Exchange Act of 1934, as amended. See "SPECIAL FACTORS -- Certain Effects of the Offer and the Merger" for more information.

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  On February 14, 2003, the last full trading day prior to the public announcement of the offer, the reported closing price of Multex common stock on The Nasdaq Stock Market's National Market was $4.58 per share. On February 25, 2003, the last full trading day for which prices were available before the commencement of the offer, the closing price of Multex common stock was $7.29 per share. You should obtain a recent market quotation for your shares in deciding whether to tender your shares. See "THE TENDER OFFER -- Price Range of Shares for Multex Common Stock" for recent high and low sales prices for the shares.

- WHO IS RESPONSIBLE FOR THE PAYMENT OF STOCK TRANSFER TAXES AND BROKERAGE FEES?

  Stockholders of record who tender shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the shares by us pursuant to the offer. If you hold your shares through a broker, bank or other nominee you should check with such institution as to whether they charge any service fees. See "SPECIAL FACTORS -- Certain Federal Income Tax Consequences of the Offer" for more information.

- IS MY SALE OF SHARES IN THE OFFER A TAXABLE TRANSACTION?

  For most stockholders, yes. In general, stockholders who are United States persons will recognize gain or loss for United States federal income tax purposes equal to the difference between the adjusted basis of the shares sold or exchanged and the amount of cash received therefor. See "SPECIAL
  FACTORS -- Certain Federal Income Tax Consequences of the Offer" for more information.

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

  If you have any questions you should contact the Dealer Manager, J.P. Morgan Securities Inc., at (866) 262-0777 or the Information Agent, MacKenzie Partners, Inc., at (800) 322-2885. See the back cover of this document for more information.

- WHY IS PROTON ACQUISITION CORPORATION MAKING THIS OFFER?

  We are making this offer to enable our parent Reuters to acquire control of, and ultimately to acquire the entire equity interest in Multex. Our offer to buy your shares is the first step in our plans to acquire 100% of Multex. As soon as practicable following the closing of the offer, we will merge into Multex. After the merger, Multex will be owned exclusively by our parent Reuters. See "SPECIAL FACTORS -- Purpose of the Offer; Plans for Multex."

TO THE HOLDERS OF SHARES OF COMMON STOCK OF MULTEX.COM, INC.:

                                  INTRODUCTION

     Proton Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned Subsidiary (as defined in "THE TENDER OFFER -- Acceptance for Payment and Payment for Shares of Multex Common Stock") of Reuters Group PLC, a public limited company organized under the laws of England and Wales ("Reuters"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Multex Common Stock"), of Multex.com, Inc., a Delaware corporation ("Multex"), at $7.35 per share of Multex Common Stock, net to the seller in cash (the "Per Share Amount"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders who are record holders of their shares of Multex Common Stock and tender directly to American Stock Transfer & Trust Company (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Multex Common Stock by Purchaser pursuant to the Offer. Stockholders who hold their shares of Multex Common Stock through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc. (the "Dealer Manager" or "JPMorgan"), the Depositary and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN PROPERLY AND VALIDLY TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF MULTEX COMMON STOCK WHICH, TOGETHER WITH THE NUMBER OF SHARES OF MULTEX COMMON STOCK OWNED BY REUTERS, PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES, IF ANY, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES OF MULTEX COMMON STOCK (ASSUMING THE EXERCISE OF ALL OPTIONS, WARRANTS AND OTHER RIGHTS TO PURCHASE SHARES OF MULTEX COMMON STOCK WHICH ARE THEN OR WHICH WILL BE WITHIN SIX MONTHS THEREAFTER VESTED AND EXERCISABLE) (THE "MINIMUM CONDITION") AND (II) THE TERMINATION OR EXPIRATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE TERMINATION, EXPIRATION OR OTHER SATISFACTION OF ANY OTHER COMPARABLE PROVISIONS UNDER ANY APPLICABLE PRE-MERGER NOTIFICATION LAWS OR REGULATIONS OF FOREIGN JURISDICTIONS. THE CONSUMMATION OF THIS OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER -- CERTAIN CONDITIONS OF THE OFFER."

     THE BOARD OF DIRECTORS OF MULTEX, ACTING ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS COMPRISED ENTIRELY OF INDEPENDENT DIRECTORS (THE "TRANSACTION COMMITTEE"), HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TENDER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, BUT NOT LIMITED TO, THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF MULTEX AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TENDER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT MULTEX'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES OF MULTEX COMMON STOCK PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     The Offer is being made pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of February 24, 2003 (the "Merger Agreement"), among Reuters, Purchaser and Multex, pursuant to which, after the completion of the Offer and on the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below) in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into Multex (the "Merger") and the separate existence of Purchaser shall thereupon cease. Multex shall continue its existence under the laws of the State of Delaware. As a result of the Merger, Multex (sometimes referred to in this Offer to Purchase as the "Surviving Corporation") will become an indirect wholly owned subsidiary of Reuters.

     The Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Reuters and Multex shall agree and specify in the certificate of merger. The time at which the Merger becomes effective is referred to in this document as the "Effective Time". In the Merger, each issued and outstanding share of Multex Common Stock (other than any shares of Multex Common Stock owned by Reuters, Purchaser or any other subsidiary of Reuters, or by Multex or any subsidiary of Multex, or shares of Multex Common Stock, if any, that are held by any stockholder who is entitled to and who properly demands appraisal of such shares of Multex Common Stock pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Dissenting Stockholders") immediately prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from the Surviving Corporation in cash, without interest, the Per Share Amount or any higher price paid for any shares of Multex Common Stock pursuant to the Offer.

     Bear, Stearns & Co. Inc., financial advisor to the Transaction Committee, has delivered to the Transaction Committee its opinion, dated February 17, 2003 (the "Financial Advisor Opinion"), to the effect that, as of such date, and based on and subject to the matters set forth therein, the cash consideration to be received by the holders of shares of Multex Common Stock (other than Reuters and its affiliates) pursuant to the Offer and the Merger is fair, from a financial point of view. A copy of the Financial Advisor Opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex B to Multex's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by Multex with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to stockholders herewith. Stockholders are urged to, and should, read the Financial Advisor Opinion carefully and in its entirety.

     Pursuant to the Merger Agreement, Multex granted to Purchaser an irrevocable option to purchase up to that number of shares of Multex Common Stock equal to the lowest number of shares of Multex Common Stock that, when added to the number of shares of Multex Common Stock collectively owned by Reuters, Purchaser and any other affiliates of Reuters immediately following consummation of the Offer, will constitute at least 90% of the shares of Multex Common Stock then outstanding on a fully diluted basis (assuming the issuance of the shares of Multex Common Stock pursuant to this option and the exercise of all Options (as defined below), Warrants (as defined below) and any other rights to acquire shares of Multex Common Stock on the date of the Top-Up Exercise Event (as defined in "Top-Up Option" in "SPECIAL FACTORS -- The Merger Agreement; The Tender Agreement and The Employment Agreement")) at a purchase price per share of Multex Common Stock issued pursuant to this option equal to the Per Share Amount. See "Top-Up Option" in "SPECIAL FACTORS -- The Merger Agreement; The Tender Agreement and The Employment Agreement".

     According to Multex, as of February 10, 2003, there were 32,511,117 shares of Multex Common Stock issued and outstanding and no shares of capital stock of Multex have been acquired by Multex that are subject to any future payment obligation. According to Multex, as of February 3, 2003, there were (i) 9,343,138 shares of Multex Common Stock subject to issuance upon exercise of unexpired and unexercised Options under Multex's 1999 Stock Option Plan and of which Options to purchase 4,830,481 shares of Multex Common Stock had an exercise price that is less than the Per Share Amount, (ii) 8,705 shares of Multex Common Stock were subject to issuance upon exercise of unexpired and unexercised Options under the BuzzCompany.com Inc. 1999 Stock Option Plan and of which Options to purchase 8,705 shares of Multex Common Stock have an exercise price that is less than the Per Share Amount, (iii) 207,350 shares of Multex

Common Stock were subject to issuance upon exercise of unexpired and unexercised Options under Multex's 1995 Market Guide Key Employee Incentive Plan and of which Options to purchase 81,300 shares of Multex Common Stock have an exercise price that is less than the Per Share Amount, (iv) 400,000 shares of Multex Common Stock were reserved for issuance pursuant to any other option plans, agreements or arrangements and of which Options to purchase zero shares of Multex Common Stock have an exercise price that is less than the Per Share Amount and (v) 69,240 shares of Multex Common Stock were subject to issuance upon exercise of outstanding warrants for shares of Multex Common Stock (the "Warrants") issued by Multex and of which Warrants for 37,381 shares of Multex Common Stock have an exercise price that is less than the Per Share Amount. According to Multex, as of February 17, 2003, 530,000 treasury shares of Multex Common Stock were owned by Multex or its subsidiaries. The term "Options" means each unexpired and unexercised option on shares of Multex Common Stock granted from time to time by Multex. There will be 3,797,505 shares of Multex Common Stock subject to issuance upon exercise of Options, Warrants and other rights to purchase shares of Multex Common Stock (other than the Top-Up Option (as defined in "SPECIAL FACTORS -- The Merger Agreement; The Tender Agreement and The Employment Agreement")) that will be vested and exercisable on or following February 3, 2003, and on or prior to September 25, 2003, assuming the price for shares of Multex Common Stock is equal to the Per Share Amount and the Offer is completed on March 25, 2003. Based on this information, the Minimum Condition would be satisfied if at least approximately 16,228,557 shares of Multex Common Stock (excluding those shares of Multex Common Stock owned by Reuters, Purchaser and their respective affiliates) are tendered and not withdrawn prior to the Expiration Date (as defined in "THE TENDER OFFER -- Terms of the Offer").

     Concurrently with the execution and delivery of the Merger Agreement, Messrs. Mikhail Akselrod, Gregg Amonette, Christopher F. Feeney, Jeffrey S. Geisenheimer, Isaak Karaev, John Mahoney and Robert Skea, who are officers of Multex (collectively, "Management"), entered with Reuters and Purchaser into a Stockholder Tender and Voting Agreement, dated as of February 17, 2003 (the "Tender Agreement"). Pursuant to the Tender Agreement, Management has agreed to tender the aggregate 1,209,908 shares of Multex Common Stock currently beneficially owned by them and any additional shares of Multex Common Stock with respect to which they become the beneficial owners (including, without limitation, whether by purchase, by the exercise of Options or otherwise) (collectively, but excluding any shares of Multex Common Stock that Management disposes of in compliance with the Tender Agreement, the "Tender Shares"). Management has also agreed to vote the Tender Shares (and has granted Purchaser an irrevocable proxy to vote the Tender Shares) in favor of the Merger and against any action that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Multex under the Merger Agreement or would, or could reasonably be expected to, impede, interfere with, delay, postpone, attempt to discourage or adversely affect the Merger or the Offer. See "The Tender Agreement" in "SPECIAL
FACTORS -- The Merger Agreement; The Tender Agreement and The Employment Agreement."

                                SPECIAL FACTORS

1.  BACKGROUND OF THE OFFER; CONTACTS WITH MULTEX

     BACKGROUND OF REUTERS' INVESTMENT IN MULTEX. As of February 26, 2003, Reuters holds, through one of its subsidiaries, 1,944,445 shares of Multex Common Stock or approximately 6.0% of the outstanding shares of Multex Common Stock. Reuters' ownership of Multex Common Stock does not provide Reuters with the ability to exercise control over or influence the management and operations of Multex or to nominate or select any directors. Reuters' ownership is the result of an investment made in an early round of pre-IPO financing in June 1996, and Reuters has not made any investment in, or acquired any further shares of, Multex since such date. In addition, prior to entering into the Merger Agreement, Reuters had no contractual rights that provided it with the ability to approve, veto or be consulted regarding any significant corporate event or other matter involving Multex or to gain access to confidential information of Multex.

     Multex's Board of Directors currently consists of seven directors and one vacancy. One directorship is occupied by an officer of Reuters, Devin Wenig, President -- Customer Segments, who has been on Multex's Board since February 2000 (other officers of Reuters have served as directors of Multex in the past). Mr. Wenig joined the Board of Directors of Reuters as an executive director on February 17, 2003. Reuters does not have any contractual right to nominate any member of Multex's Board or of any Multex Board committee, nor does Reuters' 6% equity interest provide it with the ability to ensure the nomination or re-election of any person to Multex's Board. Mr. Wenig does not sit on Multex's Board as a deputized representative of Reuters. Mr. Wenig does not serve on the Audit or Compensation Committee of the Board of Directors of Multex.

     Another Multex director, Sir Peter Job, was the Chief Executive Officer of Reuters until his full retirement on July 31, 2001. Sir Peter does not serve as a representative of Reuters on Multex's Board and was not nominated to Multex's Board until April 23, 2002. Sir Peter does not own any shares of Multex Common Stock or hold any options to acquire shares of Multex Common Stock, nor does he serve on the Audit or Compensation Committee of Multex's Board. Sir Peter is also a director of TIBCO Software Inc. ("TSI"), which is 49.9% owned indirectly by Reuters through one of its subsidiaries. Sir Peter was initially nominated to the Board of TSI while he was Reuters' CEO.

     Mr. Wenig and Sir Peter are both directors of Instinet Group Incorporated ("Instinet"), a majority owned and publicly quoted subsidiary of Reuters.

     BACKGROUND OF REUTERS' BUSINESS RELATIONSHIPS WITH MULTEX. Reuters and Multex maintain a series of ordinary course commercial relationships, and have engaged in two joint ventures.

     LICENSE AGREEMENTS REGARDING MULTEX PRODUCTS. Multex and various of its subsidiaries license certain of its products to Reuters and various of its subsidiaries pursuant to several license agreements.

     Reuters Limited is a party to the Data License Agreement, dated March 30, 2001 with Multex Earnings (UK) Limited ("Multex Earnings"), pursuant to which Multex Earnings licenses Reuters and its subsidiaries the rights to distribute earnings estimates data on certain Reuters products. Reuters Limited pays Multex Earnings $1,600,000 per year under this agreement. Reuters Limited is also a party to the Data License Agreement, dated April 29, 1996, with Multex, pursuant to which Multex provides Reuters Limited with fundamental data for distribution on Reuters products. Under this agreement, Reuters Limited paid Multex $1,750,000 in each of the periods July 2000 to June 2001 and July 2001 to June 2002. This agreement terminated on June 30, 2002, but is being renewed on a month-to-month basis for $172,208.33 per month until a new agreement can be negotiated. Finally, Reuters Limited is a party to the Specialist Data Agreement, dated July 15, 1998, with Multex, pursuant to which Reuters Limited distributes Multex broker research through certain Reuters products. This agreement is structured as a revenue sharing arrangement. Under this agreement, Reuters Limited paid $924,980.38 to Multex in 2001 and $811,246.98 in 2002. In addition, Reuters Limited received royalties from Multex for each Reuters Limited customer that accessed Multex's Research on Demand product via through Reuters Limited. Reuters Limited received $29,550.21 in 2001 and $20,949.49 in 2002 in such royalties from Multex.

     Wall Street on Demand ("WSOD") is a party to the Multex Database Distribution Agreement, dated December 4, 1999, with Multex, pursuant to which WSOD creates products using Multex data for clients agreed to by WSOD and Multex. This agreement is structured as a revenue sharing arrangement. Under this agreement, since Reuters' acquisition of WSOD in late September 2001, revenue from October through December 2001 was $72,747 and 2002 revenue was $120,000.

     Instinet, a subsidiary of Reuters, was a party to the Internet Distribution License and Data Delivery Agreement, dated August 1, 2000, with Market Guide Inc., a subsidiary of Multex, pursuant to which Instinet was licensed to include Multex content on its website. This agreement was terminated in September 2001.

     Reuters Limited is a party to the Multex Market Guide Database License, dated September 1, 2001, with Multex, pursuant to which Reuters Limited is licensed to deliver Multex consensus estimates data as part of a Reuters Limited report that is distributed through MultexNet and MultexInvestor. Under this agreement, Reuters Limited paid Multex nothing in 2001 and $16,554 in 2002. Reuters Limited is also a party to the Multex Market Guide Database License, dated April 1, 2001, with Multex, pursuant to which Reuters Limited redistributes Multex consensus and detailed estimates data through the StockVal product. Under this agreement, Reuters Limited paid Multex nothing in 2001 and $6,700 in 2002.

     Reuters America Inc. ("Reuters America") is a party to the Internet Distribution License Agreement, dated March 4, 1998, with Multex, pursuant to which Reuters America distributes certain products owned by Multex. Under this agreement, Reuters America paid Multex $188,000 in 2001 and $158,000 in 2002.

     Dow Jones Reuters Business Interactive LLC ("Factiva"), a joint venture between Reuters Group PLC and Dow Jones & Company, Inc., is a party to the Information Provider Linking Agreement, dated March 6, 1998, with Multex Systems, Inc. and Dow Jones & Company, Inc., pursuant to which Factiva can link from its site to a co-branded site created by Multex. Factiva is a party to this agreement pursuant to a letter agreement, dated July 11, 2000. Under this agreement, Factiva paid Multex approximately $222,808.69 in 2001 and $210,796.20 in 2002.

     DATA LICENSE AGREEMENTS REGARDING REUTERS PRODUCTS. Reuters licenses certain of its products to Multex pursuant to several license agreements.

     Reuters America is a party to the Master Services Agreement, dated March 28, 2002, with Multex, pursuant to which Multex receives a license to the Reuters DataScope product and the Reuters Investor product. Under this agreement, Multex paid Reuters America $420,000 in 2002.

     Reuters Limited also provides data and content to two joint ventures between Reuters and Multex. See "Joint Ventures" below.

     DISTRIBUTION AGREEMENTS REGARDING REUTERS PRODUCTS. Multex distributes Reuters' products pursuant to several distribution agreements.

     Multex builds and hosts a website dedicated to the Reuters Credit product. For these services, Multex received L423,750 in 2001 and L946,875 in 2002.

     Reuters America, through its StockVal unit, is a party to the Multex Contributor Agreement, dated October 15, 2001, with Multex, pursuant to which Multex redistributes StockVal reports to Multex clients. Under this agreement, Multex paid nothing to Reuters America in 2001 and $55,000 in 2002.

     Prior to the termination of their relationship, Instinet and Multex had several distribution arrangements. Instinet.com Corporation ("Instinet.com") was a party to the Electronic Distribution Services Agreement, dated September 23, 1999, with Multex, pursuant to which Multex was to create a site for Instinet.com across which Instinet content was to be delivered. Under this agreement, Instinet.com paid Multex $540,000 in 2001 as fees for services provided from December 1999 through March 2001. The agreement was then terminated by Instinet.com for a termination fee of $1,500,000. Instinet Corporation was also a party to the Electronic Distribution Services Agreement, dated December 20, 1999, with Multex, pursuant to which Multex created an additional site for Instinet. No payments were made under this agreement in 2001 or 2002. Instinet terminated this agreement in 2002 for a termination fee of $700,000.

     MARKETING AGREEMENTS. Reuters America is a party to the Advertising Procurement and Trafficking Agreement, dated June 19, 2002, with Multex, pursuant to which Multex is designated as the primary online advertising representation firm for Reuters.com and granted the non-exclusive right to obtain sponsorship arrangements for Reuters.com. This agreement is structured as a revenue sharing arrangement. Multex bills and passes on a portion of the revenues to Reuters. Under this agreement, Reuters America received $257,000 from Multex in 2002.

     Instinet Corporation was a party to the Marketing Agreement, dated August 1, 2000, with Multex, pursuant to which Instinet agreed to promote Multex's services on its website.

     JOINT VENTURES. Reuters and Multex are parties to two joint ventures, Multex Investor Europe Limited ("MIE") and Multex Investor Japan Limited ("MIJ"). MIE was formed in 2000 and MIJ was formed in 2000 (though the MIJ transaction structure was not completed until 2001). Reuters and Multex are equal partners in these joint venture companies, with a Japanese firm holding a small interest (3.9%) in MIJ. These joint ventures seek to extend the Multex Investor products and services in certain countries in those regions, which at present are the United Kingdom, Germany and Japan, by being the exclusive vehicles for both companies for such products, customized for the relevant regions, in those countries. In each venture, Reuters' contribution consists primarily of cash, and Multex's contribution consists primarily of services and royalty-free licenses of intellectual property rights. During 2002, MIE and MIJ paid Multex approximately $1,000,000 and $600,000, respectively, for certain services, licenses and products it provides to the joint ventures. Reuters and Multex have equal representation on the Boards of MIE and MIJ and, in both cases, Multex and Reuters directors acting together elect another director.

     In connection with the MIE joint venture, Reuters, Multex and MIE entered into a Content License, dated February 23, 2000, under which Reuters Limited licensed certain data to MIE and Multex for use on their websites. Multex terminated its participation in this agreement in 2002, after payment to Reuters of $1,075,000 in 2001 and $252,000 in 2002. Pursuant to the terms of the agreement, MIE is required to pay Reuters royalties of 50% of its net advertising revenues on qualifying pages on its website; to date, Reuters has not received any money from MIE.

     Reuters Limited and MIE also entered into a Trademark License, dated February 23, 2000, for use of the "Reuters" name and logo by MIE. The trademarks are licensed royalty-free to MIE to the extent permissible under relevant transfer pricing rules.

     The second joint venture, MIJ, provides registered members a range of software applications, Japanese-language news and financial information that will allow them to analyze and manage their own personal investment portfolios. MIJ's content also includes research from leading stockbrokers, investment banks and independent research firms. In connection with the MIJ joint venture, Reuters Japan KK and MIJ entered into the following agreements, all dated February 6, 2001: a Content Master Agreement pursuant to which MIJ can license content from Reuters Japan KK (Reuters Japan KK received approximately $3,000,000 as a pre-payment for the services under this agreement) and a Trademark License for use of the "Reuters" name and logo by MIJ.

     BACKGROUND OF THE TENDER OFFER. In the course of the commercial relationships between Multex and Reuters described above under "Background of Reuters' Investment in Multex" and "Background of Reuters' Business Relationships with Multex", from time to time during the past few years Mr. Isaak Karaev, Multex's Chief Executive Officer, and representatives of Reuters have had discussions regarding a possible business combination or other strategic relationship between the two companies. None of these discussions progressed in any meaningful way.

     In late 2002, during a conversation between Mr. Karaev and Mr. Thomas Glocer, Chief Executive Officer of Reuters, Mr. Glocer expressed an interest in entering into discussions regarding Reuters' potential acquisition of Multex.

     On December 3, 2002, at a regularly scheduled meeting the Reuters Board of Directors discussed with Reuters' management a potential acquisition of Multex and approved exploratory discussions.

     On Thursday, December 12, 2002, Mr. Karaev and Mr. Christopher Ahearn, President -- Corporates & Media of Reuters, met and agreed to work towards a common view on the valuation at which the respective parties may be prepared to proceed with a transaction. Mr. Karaev indicated that Multex believed a minimum acceptable price must exceed $7.00 per share.

     Thereafter, on Tuesday, December 17, 2002, at a special meeting of the Board of Directors of Multex, the Board formed the Transaction Committee consisting of Robert Greene, Lennert Leader, Maurice Miller and John Tugwell. None of these individuals is or has been a director, officer or employee of Reuters (or any subsidiary of Reuters) or an officer or employee of Multex or its subsidiaries.

     On the same day, representatives of Reuters and senior Multex executives met to discuss the process for the two companies in considering and progressing a possible transaction. At that meeting, the Multex executives agreed to make high level financial information regarding Multex available for Reuters' review. Reuters and Multex entered into a confidentiality agreement (the "Confidentiality Agreement"), and thereafter Multex began providing Reuters with certain non-public information concerning Multex's business with a view towards enabling Reuters to provide Multex with an indication of the range at which Reuters would consider proposing to acquire Multex.

     On Friday, December 20, 2002, the Transaction Committee retained Davis Polk & Wardwell as its legal counsel. Thereafter, on January 8, 2003, Bear, Stearns & Co. Inc. was asked to serve as financial advisor to the Transaction Committee, and Bear, Stearns began assisting Multex in its review and evaluation of its strategic alternatives.

     Over the weekend of January 11-12, 2003, Mr. Ahearn spoke with Mr. Karaev and communicated that, based on information received and discussions with Multex management to date, Reuters preliminarily valued Multex at a price not likely to exceed $6.00 per share. Mr. Ahearn made clear that any indications of value were subject to satisfactory due diligence, mutually acceptable definitive documentation, satisfactory employment arrangements, and approval of Reuters' Board of Directors, among other things. Mr. Ahearn also advised Mr. Karaev that Reuters wished to pursue a negotiated transaction with Multex on an expedited basis and emphasized that Reuters would terminate discussions if Multex undertook an auction process. Mr. Karaev indicated that Multex's views on valuation had not changed.

     On Monday, January 13, 2003, Mr. Karaev met with Mr. Ahearn and Mr. Eric Lint, Executive Vice-President - Business Development of Reuters, to discuss preliminary valuation. Mr. Karaev and Mr. Ahearn each reiterated their views on value. Mr. Ahearn indicated that Reuters desired to enter into a transaction by February 10, 2003 and, to that end, it was important for Reuters to have access to Multex's business segment heads in order to ask questions of them and further Reuters' understanding of Multex's business. On the following day, representatives of Reuters and Multex met again to discuss certain high-level financial information regarding Multex.

     On Wednesday, January 15, 2003, a meeting of the Transaction Committee was held. Following the Transaction Committee meeting, Mr. Karaev told Mr. Ahearn in a telephone call that he had preliminarily discussed Reuters' proposed offer range with the Transaction Committee, and that the Transaction Committee was considering commencing discussions with other companies who might have an interest in a transaction with Multex. Mr. Ahearn reiterated that Reuters was unwilling to participate in an auction process.

     On the same day, Mr. Lint met with Mr. Karaev. In response to Mr. Lint's request that Multex make more detailed due diligence information available to Reuters, Mr. Karaev stated that Multex wanted to keep the information exchanged at a high level and focus on evaluating operational and strategic synergy issues.

     On Thursday, January 16, 2003, representatives of Reuters spoke with representatives of Multex and separately representatives of the companies' financial advisors spoke with each other, in each case to discuss the companies' respective views regarding value. Neither party indicated any different views on valuation during these discussions.

     On Friday, January 17, 2003, Multex's and Reuters' financial advisors engaged in discussions in which Multex's financial advisor indicated that some additional, non-public information would continue to be made available, but that Multex would require Reuters to enter into a standstill agreement. Multex's advisors also indicated that Multex had been approached with an unsolicited, informal indication of interest. Reuters' financial advisor reiterated Reuters' unwillingness to participate in an auction. Multex's advisors indicated that Multex would be able to make financial projections available by early the following week.

     On Wednesday, January 22, 2003, certain business segment heads of Multex met with representatives of Reuters for most of the day to discuss financial and operational issues and possible areas of synergies. Towards the end of the meeting, Reuters reiterated previous requests to be provided with Multex's financial projections and more detailed information regarding its business than previously had been made available by Multex. Multex notified Reuters that it would not provide financial projections or more detailed due diligence information regarding Multex to Reuters unless Reuters increased its proposed value range and entered into a standstill agreement.

     On Thursday, January 23, 2003, Reuters indicated to Multex that it would enter into a standstill agreement, but only in satisfactory form and only if Multex agreed to enter into a one-month exclusivity agreement with Reuters. Multex refused to consider any exclusivity agreement and reiterated Multex's requirement that Reuters execute a standstill agreement before receiving projections or any more detailed information regarding Multex.

     On Friday, January 24, 2003, Multex's and Reuters' respective financial advisors engaged in discussion in which Multex's financial advisor indicated that Reuters needed to make a substantial increase in its proposal in order to progress the exchange of information and a transaction more generally. Following a discussion with management of Reuters, Reuters' financial advisors suggested to Multex's financial advisors that, based on information received and discussions with Multex management to date, including regarding possible levels of synergies, Reuters would consider increasing its proposed offer for Multex by approximately 10%. Reuters' financial advisors reiterated its interest in further discussions and in receiving more detailed information regarding Multex's financial performance and business generally, but Multex again demanded that Reuters enter into a standstill agreement. Multex's financial advisors also reiterated Multex's view that Reuters would need to propose a valuation in excess of $7.00 per share to be considered a viable bidder for Multex.

     On Tuesday, January 28, 2003, Mr. Ahearn telephoned Mr. Karaev to inform him that, based on information received and discussions with Multex management to date (including regarding synergies) and subject to the previously listed caveats, Reuters would be willing to consider paying $7.00 per share in cash for all outstanding shares of Multex Common Stock. Mr. Ahearn indicated that Reuters had reached the limit of the price that it was willing to offer without substantial additional positive information, and stated that Reuters desired an exclusivity agreement before moving forward. Mr. Karaev said Reuters had reached a value range where Multex considered Reuters a "serious" bidder but reiterated that Multex was not willing to enter into an exclusivity agreement. Mr. Karaev also reiterated that Multex would not move forward without a standstill agreement, and would not discuss their view of valuation with Reuters further until Reuters had reviewed Multex's projections after entering into a standstill agreement. Later that day, Reuters sent Multex a detailed information request and indicated it would consider entering into a standstill agreement in satisfactory form.

     On the same day, the Board of Directors of Multex held a regularly scheduled meeting. Later on the same day, the Transaction Committee held a meeting.

     On Thursday, January 30, 2003, Multex announced its financial results for the fourth quarter ended December 31, 2002. Multex reported a lower net loss for that period compared with the same period a year earlier, attributed in part to higher revenues, the elimination of performance-based warrant charges and improved gross margins.

     Also on Thursday, January 30, 2003, Reuters and Multex entered into a standstill agreement (the "Standstill Agreement") as a precondition to Multex providing Reuters with additional non-public information that had been requested by Reuters. On the same day, following execution of the Standstill Agreement, Multex provided its 2003 internal high level, long term projections to Reuters.

     On Friday, January 31, 2003, the management of Reuters provided an update on the status of the transaction at a regularly scheduled meeting of the Board of Directors of Reuters. Reuters' Board of Directors authorized a subcommittee to approve the specific terms of an acquisition of Multex within a set of parameters. Later that day, Mr. Ahearn spoke with Mr. Karaev and discussed issues raised at Reuters' Board of Directors meeting and the desire of both parties to progress discussions. However, Multex's representatives refused to provide more detailed due diligence until there was a narrowing of views on purchase price.

     On Friday, January 31, 2003, and Sunday, February 2, 2003, the Transaction Committee held meetings.

     On Monday, February 3, 2003, representatives of Multex and Reuters and their financial advisors met to further discuss the proposed business combination and Multex's financial projections. Later in the day, Multex's financial advisor communicated to Reuters' financial advisor Multex's willingness to consider a transaction, but only at a higher price. During the following days, Reuters' and Multex's financial advisors engaged in negotiations over the proposed price per share during which time Reuters' financial advisor reiterated a $7.00 price per share limit based on the information received to date, and Multex's financial advisor indicated that Multex's Transaction Committee had only authorized discussions at a price in excess of $8.00 per share.

     On Wednesday, February 5, 2003, Mr. Karaev called Mr. Lint and told him that the Transaction Committee would meet on February 6, 2003. Mr. Lint reiterated that Reuters would not go above $7.00 per share based on the information it had been provided to date. On that same day, PricewaterhouseCoopers LLP began conducting an accounting review of Multex on behalf of Reuters. Also, Reuters' counsel informed the Transaction Committee's counsel that Reuters intended to complete the transaction as rapidly as possible and accordingly required that the transaction be structured as a tender offer for all outstanding shares followed by a second-step merger in which Reuters would acquire all the shares of Multex Common Stock not tendered into the tender offer, as well as certain other desired key terms of the transaction.

     On Thursday, February 6, 2003, the Transaction Committee held a meeting. Following the meeting, Mr. Karaev indicated to Mr. Ahearn that the Transaction Committee did not believe that $7.00 per share was a sufficiently pre-emptive price and that, although they had been in active discussions with Reuters exclusively in good faith, if Reuters did not increase its offer, Multex would consider approaching other possible acquirors. Mr. Karaev also informed Mr. Ahearn that Multex had received an unsolicited preliminary expression of interest from another company. Mr. Ahearn indicated that Multex could of course pursue another opportunity if it chose, but reiterated that the price proposed by Reuters was a firm price based on the information received and discussions with management to date, and that if Reuters learned that Multex was in discussions with another bidder it would terminate its discussions with Multex.

     During the day of Friday, February 7, 2003, Reuters' financial advisors and Multex's financial advisors spoke to discuss the status of the transaction and information regarding Multex. Multex's financial advisors indicated that they had not been authorized to offer a price below $8.00 per share, but they inquired whether Reuters would be willing to increase its proposed price if Multex was willing to decrease its proposed price. Reuters' financial advisors indicated they would need to discuss the matter with representatives of Reuters.

     Mr. Glocer and Mr. Karaev subsequently spoke on Friday, February 7, 2003. During the call, Mr. Glocer suggested Multex consider a price of $7.25 per share in cash for all outstanding shares of Multex, but that he would need to discuss that price with Reuters' Board of Directors before he could formally offer it and that it was subject to detailed due diligence and the other previously listed caveats. Mr. Karaev indicated that although he was not authorized to offer it, he would like to discuss whether the parties could settle on a $7.50 per share price. Mr. Glocer also stated that he believed that due to closing risks associated with the other potentially interested party, any expressions of interest from any such party could not be considered comparable to an equal bid by Reuters. Mr. Glocer and Mr. Karaev agreed that the parties should continue considering the matter over the weekend and engage in further discussions if warranted. In a telephone conversation on Saturday, February 8, 2003, Mr. Ahearn reiterated to Mr. Karaev that Reuters' proposed price per share was $7.25.

     On Sunday, February 9, 2003, Mr. Glocer and Mr. Karaev spoke again. In this discussion, Mr. Glocer stated that Reuters' last and final offer was $7.35 per share for all outstanding shares of Multex, based on all the information received and discussions with Multex management to date, including regarding possible levels of synergies, and subject to approval of Reuters' Board of Directors, detailed due diligence and the other previously listed caveats. Mr. Karaev indicated that he believed this might be a sufficient price for the parties to pursue a potential transaction and that he would discuss it with the Transaction Committee. Mr. Ahearn confirmed Mr. Glocer's proposal in a telephone conversation with Mr. Karaev on Monday morning, February 10, 2003, and Mr. Karaev then reported the latest proposal at a meeting of the Transaction Committee later that morning.

     Following the Monday, February 10, 2003, Transaction Committee meeting, legal counsel of Multex and Reuters exchanged draft merger agreements and initiated discussion of a number of significant issues pertaining to those draft agreements. On that same day, Reuters and its advisors began pursuing detailed legal information through visits to a data room at the offices of Davis Polk & Wardwell, as well as detailed operational due diligence through discussions with certain Multex personnel. Negotiations of definitive documentation and the exchange and analyses of information regarding Multex's business continued throughout the week. In the course of the continued financial due diligence, Multex provided its 2003 operating budget to representatives of PricewaterhouseCoopers LLP.

     On Friday, February 14, 2003, Reuters' management met with a subcommittee of Reuters' Board of Directors to formally propose the acquisition of Multex for $7.35 per share. After discussion, the subcommittee approved the acquisition within certain parameters and subject to certain conditions to be fulfilled prior to entering into a definitive agreement.

     From Friday, February 14 through Monday, February 17, 2003, representatives of Reuters and Multex engaged in numerous conference calls and meetings to negotiate the terms of the Merger Agreement and the Tender Agreement.

     On Sunday, February 16, 2003, the Transaction Committee held a meeting.

     On Monday, February 17, 2003, at a regularly scheduled meeting, the Board of Directors of Reuters was informed by Mr. Glocer and the Chairman that the subcommittee had approved the Multex acquisition as described above and that it was anticipated that, subject to completion of mutually acceptable definitive documentation and approval by the Multex board, definitive agreements would be signed that evening.

     On Monday evening, February 17, 2003, the Transaction Committee again met by telephone with its legal counsel and financial advisors. The Transaction Committee agreed to recommend the proposed transaction to the Board of Directors. Immediately following, the Board of Directors held a meeting by telephone at which time the Transaction Committee reported its recommendation of the proposed transaction to the Board of Directors of Multex. The Board unanimously approved the proposed transaction.

     The parties executed a merger agreement as of February 17, 2003 (which was thereafter amended and restated as of February 24, 2003, to clarify certain issues and language to reflect the parties' intent more accurately), and the transaction was publicly announced in both the United Kingdom and the United States during the early morning of Tuesday, February 18, 2003.

2.  MULTEX'S POSITION REGARDING THE FAIRNESS OF THE OFFER

     In (i) determining that each of the Offer, the subsequent Merger and the Merger Agreement is advisable, fair to and in the best interests of Multex and its stockholders, excluding Reuters together with its affiliates, (ii) approving and adopting the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) and (iii) recommending that Multex's stockholders tender their shares of Multex Common Stock into the Offer and, if applicable, approve and adopt the Merger Agreement and the Merger, the Transaction Committee, in making its recommendation, and the Multex Board of Directors, in giving its approval, considered a number of factors in making the recommendation, including the following:

     (a) Multex's business, financial condition, results of operations, assets, liabilities, business strategy and prospects, as well as various uncertainties associated with these prospects. Specifically, the Transaction Committee considered:

           (i) the historical performance of Multex;

           (ii) Multex management's business plan for fiscal year 2003;

           (iii) the long-range projections of Multex management;

           (iv) the potential impact on Multex's business plan posed by various risks inherent in achieving Multex management's long-range plan;

           (v) the challenging current economic conditions generally and the economic pressures facing Multex's customers; and

             (vi) the greater financial resources of some of Multex's competitors which could create competitive disadvantages to Multex;

          (b) the public market for shares of Multex Common Stock. Specifically, the Transaction Committee considered:

             (i) the decline in trading prices for shares of Multex Common Stock in the period since its initial public offering and the low probability that these market values would recover over the short-term;

             (ii) the historical and current market prices, EBITDA and other multiples, recent trading activity and trading range for shares of Multex Common Stock, market indices and the common shares for businesses in the Financial Information Services Sector provided to the Transaction Committee by Bear Stearns; and

             (iii) the historically low trading volume of the shares of Multex Common Stock, the volatility of the stock price for these shares and the ability of holders of shares of Multex Common Stock to realize liquidity with respect to their shares in light of the trading volume and volatility even if Multex were to achieve its business plan;

          (c) the potential stockholder value that could be expected to be generated from the other strategic alternatives to an extraordinary transaction with Reuters. This included continuing to maintain Multex as an independent, publicly held corporation and not engaging in any extraordinary transaction. The Transaction Committee deemed these options less attractive in light of the risks and uncertainties associated with each of these alternatives and the timing and the likelihood of accomplishing the goal of these alternatives. The Transaction Committee also considered other possible strategic alternatives, including an extraordinary transaction with various of Multex's competitors and other potentially interested parties. The Transaction Committee's determination that it was unlikely that a third party would offer a more compelling alternative than Reuters included assessments with respect to a number of considerations including:

             (i) the limited number of other bidders with a realistic possibility of consummating the transaction or doing so as swiftly as Reuters would be able to complete a transaction with Multex;

             (ii) the potential harm to Multex's business of engaging with a bidder that did not present a significant likelihood of achieving a successful transaction;

             (iii) the limited financial abilities of certain other potential bidders;

             (iv) past contacts between representatives of Multex and representatives of certain potentially interested parties indicating that they were not interested in a business combination with Multex or valued only certain portions of Multex's business;

             (v) the fact that certain of the other potential bidders who could have had an interest in acquiring Multex would likely face significant regulatory obstacles that made pursuit of a business combination with those bidders undesirable. This was particularly the case relative to the likelihood, based upon the advice of Multex's management after consultation with legal counsel, that the regulatory approvals necessary to complete an extraordinary transaction with Reuters could be obtained; and

             (vi) the fact that two of Multex's competitors engaged in a series of discussions with Multex's financial advisor with respect to a potential business combination with Multex and, after deliberation, both competitors declined to pursue the opportunity;

          (d) the likelihood that, in the Transaction Committee's view, conducting an extensive public auction process before selling Multex (a) would risk the loss of the opportunity to effect an extraordinary transaction with Reuters or to do so on terms as favorable as those contemplated by the Merger Agreement and (b) would be detrimental to Multex by significantly disrupting Multex's existing operations, including the risks to Multex's customer base and employee retention that are inherent in approaching potential bidders with competitive operations.

          (e) that if the Transaction Committee declined to approve Reuters' proposal at the time, there was no assurance that there would be another opportunity for holders of Multex Common Stock to receive from Reuters or any other person as significant a premium as that contemplated by the Merger Agreement for their shares from Reuters, including if Reuters were in the future no longer to be interested in an acquisition of Multex due to changes in its own businesses.

          (f) the Transaction Committee's belief that it had obtained the highest price per share that Reuters is willing to pay after considering, among other things, the strategic importance of a transaction to Reuters and the potential value to Reuters of the synergies that a business combination between Multex and Reuters offered.

          (g) the fact that the Per Share Amount to be received by Multex's stockholders in both the Offer and the Merger represents a premium of approximately 60.5% over the closing price of Multex Common Stock on February 14, 2003, the business day immediately before the public announcement by Reuters of the proposed transaction between Multex and Reuters, (i) a premium of approximately 61.5% over the closing price of shares of Multex Common Stock on February 7, 2003, one week before the public announcement of the proposed transaction between Multex and Reuters,
     (ii) a premium of approximately 54.7% over the closing price of the shares of Multex Common Stock on January 14, 2003, one-month before the public announcement of the proposed transaction between Multex and Reuters and
     (iii) a premium of approximately 158.8% over the price of the Multex Common Stock on October 17, 2002, the date in the most recent 52-weeks on which the shares of the Multex Common Stock had their lowest price; including the fact that the Multex Common Stock had not traded at or above $7.35 per share since July 2001 and (iv) a premium of approximately 96.5% over the enterprise value of Multex on February 14, 2003.

          (h) the presentation of Bear Stearns which involved various valuation analyses of Multex, and the opinion of Bear Stearns that, as of February 17, 2003 and based upon and subject to the matters stated in the opinion, the consideration to be received by Multex stockholders pursuant to the Offer and the Merger is fair, from a financial point of view, to Multex's stockholders, excluding Reuters together with its affiliates.

          (i) the lack of any required approval by Reuters stockholders to complete the tender offer and the subsequent merger, and the belief that Reuters has the ability and desire to complete the tender offer and the subsequent merger in a timely manner.

          (j) that the Merger Agreement with Reuters was the product of arm's-length negotiations between Multex and its advisors, on the one hand, and Reuters and its advisors, on the other, and that no member of the Transaction Committee was employed by or affiliated with Multex (except as a director of Multex) or Reuters.

          (k) the fact that the consideration to be received by Multex stockholders in the Offer and the Merger would be payable in cash, and the certainty of value of that cash consideration compared to any stock consideration that may be offered by an alternative party.

          (l) the fact that the Offer and the Merger provide for a prompt cash tender offer for all of the shares of Multex Common Stock to be followed by the Merger for the same consideration, thereby enabling

     Multex's stockholders to obtain the benefits of the transaction in exchange for their shares of Multex Common Stock swiftly.

          (m) the financial and other terms and conditions of the Merger Agreement including, but not limited to, the fact that the terms of the Merger Agreement (i) do not act to preclude other third parties from making unsolicited proposals after execution of the Merger Agreement, (ii) will not prevent the Transaction Committee from determining, in the exercise of its fiduciary duties under applicable law and subject to the terms and conditions of the Merger Agreement, to provide information to and engage in negotiations with any such third parties provided that (A) taking such action is reasonably likely to be required by their fiduciary duties under applicable law and (B) taking such action has a reasonable prospect of resulting in the receipt by Multex of a Superior Proposal (as defined in the Merger Agreement) and (C) Multex has entered into a confidentiality and standstill agreement with such third party that is at least as restrictive to that person as the Confidentiality Agreement and the Standstill Agreement (as defined in the Merger Agreement), and (iii) will not prevent Multex from terminating the Merger Agreement and entering into a transaction with any third party that makes a proposal that is more favorable, taking into account the financial, regulatory, legal and other aspects of the proposal, as compared to Reuters' offer to Multex's stockholders and the offer and the subsequent merger of Reuters' merger subsidiary with and into Multex, subject to Multex paying a termination fee of $5.5 million.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the complexity of these matters, the Transaction Committee did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its determination. The Transaction Committee relied on the experience and expertise of Bear Stearns, its financial advisor, for quantitative analysis of the financial terms of the Merger Agreement and the transactions contemplated by the Merger Agreement. In addition, the Transaction Committee did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather the Transaction Committee conducted an overall analysis of the factors described above, including thorough discussions with its legal and financial advisors. In considering the factors described above, individual members of the Transaction Committee may have given different weight to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     In addition, the Transaction Committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, to Multex's stockholders (other than Reuters) and to permit the Transaction Committee to represent effectively Multex's stockholders, excluding Reuters together with its affiliates including the following:

          (a) the Transaction Committee consisted entirely of non-employee independent directors who are not affiliated with Reuters in any way and who acted to represent solely the interests of Multex's stockholders, excluding Reuters together with its affiliates;

          (b) the Transaction Committee retained and received advice from its independent legal counsel, Davis Polk & Wardwell; and

          (c) the Transaction Committee was advised by and received the opinion of its financial advisor, Bear Stearns, that we referred to above.

     The Multex Board of Directors consists of seven members, four of whom served on the Transaction Committee. At the February 17, 2003 meeting of the Multex Board, the Transaction Committee, with the participation of representatives of its legal and financial advisors, Davis Polk & Wardwell and Bear Stearns, respectively, reported to the entire Multex Board on its review of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Board considered the conclusions and recommendations of the Transaction Committee and the fact that it received an opinion regarding fairness from Bear Stearns, together with the other factors enumerated above which were considered by the Transaction Committee. The Multex Board believes that these factors support its determinations.

3.  OPINION AND ANALYSIS OF MULTEX'S FINANCIAL ADVISOR

  OPINION OF BEAR, STEARNS & CO. INC.

     In an engagement letter dated January 17, 2003, the Transaction Committee of the Board of Directors of Multex engaged Bear Stearns to act as its financial advisor. Bear Stearns is an internationally recognized investment banking firm that has substantial experience with business combinations similar to this transaction. As part of its investment banking business, Bear Stearns is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, divestitures, negotiated underwritings, primary and secondary distributions of listed and unlisted securities and private placements.

     At the February 17, 2003 meeting of the Transaction Committee, Bear Stearns delivered its oral opinion, which was subsequently confirmed in a written opinion dated as of February 17, 2003, to the effect that the consideration to be received was fair, from a financial point of view, to the stockholders of Multex, excluding Reuters, as of that date, and subject to the assumptions, qualifications and limitations set forth in the opinion.

     THE FULL TEXT OF THE BEAR STEARNS WRITTEN OPINION DATED FEBRUARY 17, 2003, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, SOME OF THE MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BEAR STEARNS IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX B TO THAT DOCUMENT AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. WE URGE OUR STOCKHOLDERS TO READ THE OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION.

     In reading the discussion of the Bear Stearns' fairness opinion set forth below, the holders of Multex common stock should be aware that Bear Stearns' opinion:

     - was provided to the Transaction Committee and Multex's full Board of Directors for their benefit and use in consideration of this transaction;

     - did not address Multex's underlying business decision to pursue this transaction, the relative merits of this transaction as compared to any alternative business strategies that might exist for Multex or the effects of any other transaction in which Multex might engage; and

     - did not constitute a recommendation to the Transaction Committee, Multex's full Board of Directors or any of Multex's stockholders as to how to vote in connection with the transaction or whether to tender their shares in the offer.

     A copy of Bear Stearns' written presentation to the Transaction Committee is filed with the SEC as an exhibit to the Schedule TO and will be available for inspection and copying at Multex's principal executive offices during regular business hours by any interested Multex stockholder or any representative of the stockholder who has been so designated in writing and may be inspected and copied at the office of, and obtained by mail from, the SEC.

     Although Bear Stearns evaluated the fairness of the consideration from a financial point of view to the stockholders of Multex, excluding Reuters, the consideration itself was determined through negotiations between the Transaction Committee and Reuters and was approved by the Transaction Committee and Multex's entire Board of Directors. While Bear Stearns did provide financial advice to the Transaction Committee during the course of these negotiations, the decision to recommend this transaction to the Board of Directors of Multex was solely that of the Transaction Committee. Bear Stearns' opinion was among numerous factors that the Transaction Committee took into consideration in making its determination to recommend this transaction and the merger agreement.

     In the course of performing its review and analyses for rendering this opinion, Bear Stearns has:

     - reviewed the Merger Agreement, the Tender and Voting Agreement between seven senior managers of Multex and Reuters, and the proposed Employment Agreement between Mr. Isaak Karaev and Reuters America Inc.;

     - reviewed Multex's Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 1999 through 2001, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002, and its press release dated January 30, 2003 setting forth the preliminary results of operations for the quarter ended and year ended December 31, 2002;

     - reviewed certain operating and financial information relating to Multex's business and prospects, including projections for the four years ended December 31, 2006, provided to Bear Stearns by management of Multex consisting of a base case and a sensitivity to the base case, quantifying the effect of certain risks to the base case, including, among others, new entrants to Multex's markets;

     - met with certain members of Multex's senior management to discuss Multex's business, operations, historical financial results, the base case projections and the sensitivity analysis to the base case and future prospects;

     - reviewed the historical prices, trading multiples and trading volume of Multex Common Stock;

     - reviewed publicly available financial data, stock market performance data and trading multiples of companies in the financial information services sector that Bear Stearns believed to be relevant;

     - reviewed the terms of (i) recent mergers and acquisitions of companies in the financial information services sector that Bear Stearns believed to be relevant and (ii) premia paid in acquisitions of a diverse set of companies of a similar size to Multex and which Bear Stearns believed relevant to their analysis of the transaction;

     - performed discounted cash flow analyses on the base case projections and on the sensitivity analysis to the base case; and

     - conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including, but not limited to, the base case projections and the sensitivity analysis to the base case, provided to Bear Stearns by Multex. With respect to the base case projections and the sensitivity analysis to the base case, Bear Stearns relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Multex as to the expected future performance of Multex with and without taking into account the risks described above. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the base case projections and the sensitivity analysis to the base case provided to Bear Stearns, and relied upon the assurances of Multex's senior management that they are unaware of any facts that would make the information, the base case projections or the sensitivity analysis to the base case provided to Bear Stearns incomplete or misleading.

     In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Multex, nor was it furnished with any such appraisals. During the course of its engagement, while Bear Stearns was not authorized to seek offers for Multex, Bear Stearns and Multex's management held preliminary, informal discussions with other large financial information services companies with respect to a possible acquisition of Multex, and Bear Stearns considered the results of those discussions in rendering its opinion. Bear Stearns has assumed that the transaction will be consummated in a timely manner and in accordance with the terms of the merger agreement without any amendments or modifications that collectively would have a material effect on Multex.

     Bear Stearns' opinion is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of its opinion, and Bear Stearns undertook no obligation to update or revise its opinion to reflect any developments occurring after that date.

     Set forth below is a brief summary of the material valuation, financial and comparative analyses considered by Bear Stearns in connection with the rendering of the Bear Stearns opinion. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion.

     In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, Multex and Reuters. Any estimates contained in the analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of business or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

HISTORICAL STOCK TRADING ANALYSIS

     Bear Stearns reviewed the historical stock trading performance of Multex common stock and observed the following summary trading data as of February 14, 2003:

                                                                MULTEX
                                                              STOCK PRICE
                                                              -----------
February 14, 2003...........................................     $4.58
20-Day Average..............................................     $4.61
6-Month Average.............................................     $3.66
12-Month Average............................................     $3.84
12-Month High...............................................     $5.00
12-Month Low................................................     $2.84

     Bear Stearns analyzed the trading volume within certain price ranges of Multex common stock during the last twelve months and six months ended February 14, 2003 as illustrated by the table below:

                                 $2.50-$3.00   $3.01-$3.50   $3.51-$4.00   $4.01-$4.50   $4.51-$5.00
                                 -----------   -----------   -----------   -----------   -----------
% of total volume -- 6
  months(1)                          3.0%         71.3%          7.3%          8.2%         10.2%
% of total volume -- 12
  months(1)                          0.9%         27.6%         31.1%         31.3%          9.1%

---------------

(1) As of February 14, 2003.

     Bear Stearns noted that Multex common stock predominantly traded between $3.01 and $3.50 per share during the six-month period ended February 14, 2003.

     Bear Stearns also analyzed the average daily trading volume during the month ended February 14, 2003 as a percentage of the total number of shares traded and not owned by affiliates or management (which is sometimes referred to as the "public float") of Multex to various companies in the financial information services sector, as illustrated by the table below:

                             DAILY VOLUME/FLOAT(1)

               INTERACTIVE   MCGRAW-                                                               VALUE
MULTEX  D&B       DATA        HILL     MOODY'S   REUTERS   THOMSON   BARRA   FACTSET   ONESOURCE   LINE
------  ----   -----------   -------   -------   -------   -------   -----   -------   ---------   -----
0.08%   0.49%     0.34%       0.58%     0.46%     1.34%     0.23%    1.54%    1.17%      0.28%     0.35%

---------------

(1) Represents 1-month average daily trading volume.

     Bear Stearns noted that Multex average daily volume as a percentage of its public float was 0.08%, the lowest among the financial information services companies Bear Stearns believed relevant to its analysis.

     Bear Stearns compared the stock price performance of Multex to various indices during the last three years, two years, twelve months and six months ended February 14, 2003, as illustrated by the table below:

                                                       % CHANGE IN STOCK PRICE
                                            ----------------------------------------------
                                            3 YEARS(1)   2 YEARS(1)   LTM(1)   6 MONTHS(1)
                                            ----------   ----------   ------   -----------
Multex....................................     (86)%        (78)%       (8)%        45%
Peer Index 1(2)...........................      23%          18%       (18)%       (10)%
Peer Index 2(3)...........................       1%         (22)%      (24)%         0%
S&P 500...................................     (40)%        (37)%      (25)%        (9)%

---------------

Note: Peer Indices based on equal price weighting.

(1) As of February 14, 2003.

(2) Comprised of selected financial information services companies with a market capitalization greater than $1 billion, including D&B Corp., Interactive Data Corp., McGraw-Hill Companies Inc., Moody's Corporation, Reuters Group PLC and The Thomson Corp.

(3) Comprised of selected financial information services companies with a market capitalization less than $1 billion, including Barra, Inc., FactSet Research Systems Inc., OneSource Information Services Inc. and Value Line, Inc.

DISCOUNTED CASH FLOW ANALYSIS

     Bear Stearns also performed a discounted cash flow analysis of Multex to estimate the present value of the unlevered after-tax free cash flows that Multex could generate. The analyses were based on base case financial projections for the four years ending December 31, 2006 and a sensitivity analysis to the base case. Ranges of terminal values for the discounted cash flows were estimated using multiples of terminal year 2006 earnings before interest, taxes, depreciation and amortization (which is sometimes referred to as "EBITDA") of 7.0x to 11.0x for the base case and 6.0x to 10.0x for the sensitivity to the base case. These terminal values were based on Multex's growth indicated by the base case projections and the sensitivity analysis to the base case as well as EBITDA multiples of publicly traded financial information services companies that Bear Stearns believed to be relevant. Bear Stearns then discounted to present value the free cash flow streams and terminal values using discount rates of 15.0% to 20.0%. Bear Stearns also valued Multex's NOLs carry-forward using these discount rates. The discount rates reflect Multex's estimated weighted average cost of capital. This analysis indicated the following per share equity reference ranges after adjustments for cash, NOLs and unconsolidated investments:

                                                                  PER SHARE
                                                                    EQUITY
                                                                  REFERENCE
                                                                    RANGE
                                                                 ------------
Base case...................................................     $7.16-$10.50
Sensitivity analysis to the base case.......................     $4.02-$ 5.44

     Bear Stearns noted that, without attribution of the NOL carry-forward, the range was $6.72-$10.07 for the base case and $3.67-$5.11 for the sensitivity analysis to the base case.

PREMIA ANALYSIS

     Bear Stearns conducted (1) an analysis of the implied premium to be paid to Multex common stockholders, (2) an analysis of premia paid in transactions of financial information services companies and (3) an analysis of premia paid in all-cash transactions since January 1, 2000 for all U.S. public targets with transaction values between $150 million and $350 million.

     Bear Stearns calculated the implied premia to be paid to Multex common stockholders based on various prices as of February 14, 2003, one business day before announcement of the transaction, as illustrated by the table below:

                                                     MULTEX         PROPOSED
                                                   STOCK PRICE   TRANSACTION(1)   % PREMIUM
                                                   -----------   --------------   ---------
February 14, 2003................................     $4.58          $7.35           60.5%
20-Day Average...................................     $4.61                          59.4%
6-Month Average..................................     $3.66                         101.0%
12-Month Average.................................     $3.84                          91.5%
12-Month High....................................     $5.00                          47.0%
12-Month Low.....................................     $2.84                         158.8%
ENTERPRISE VALUE(2)
February 14, 2003................................     $ 107          $ 210           96.5%

---------------

(1) The transaction was announced on February 18, 2003.

(2) Enterprise valued defined as market value of equity, based on fully diluted shares outstanding (treasury method), less cash balance of $50.6 million. Enterprise value in US$ millions.

     Bear Stearns also noted the premia paid in mergers and acquisitions of financial information services companies that it believed relevant for its analysis, as illustrated by the table below:

                                                                   PREMIUM PRIOR TO
                                                                    ANNOUNCEMENT(1)
                                                              ---------------------------
                                                              1 DAY PRIOR   1 MONTH PRIOR
                                                              -----------   -------------
Average.....................................................     45.2%          48.8%
Median......................................................     30.9%          42.7%

---------------

(1) Represents premia paid to stock price.

     Bear Stearns also conducted an analysis of premia paid in all-cash transactions since January 1, 2000 for all U.S. public targets with transaction values between $150 million and $350 million, as illustrated by the table below:

                                                                   PREMIUM PRIOR TO
                                                                    ANNOUNCEMENT(1)
                                                              ---------------------------
                                                              1 DAY PRIOR   1 MONTH PRIOR
                                                              -----------   -------------
Average.....................................................     36.8%          55.8%
Median......................................................     33.0%          51.0%

---------------

(1) Represents premia paid to stock price in all-cash transactions (100% acquired).

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analysis and the application of these methods to the particular circumstances involved. Fairness opinions therefore are not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analyses as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering its opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Bear Stearns considered the results of its separate analyses and did not attribute particular weight to any one analysis or factor. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses were prepared solely as part of the Bear Stearns analysis of the fairness, from a financial point of view, of the consideration to be received by the stockholders of Multex, excluding Reuters.

     Under the terms of its engagement letter dated January 17, 2003 with Bear Stearns, the Transaction Committee of the Board of Directors of Multex agreed to pay Bear Stearns (i) an opinion fee equal to $500,000, payable upon delivery of Bear Stearns' fairness opinion and (ii) a transaction fee of $2,347,000, net of the opinion fee, payable at the time of the closing of Reuters' offer or any other offer. Multex also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of legal counsel and other professional advisors. Multex also agreed to indemnify Bear Stearns and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, related to or arising out of the engagement.

     Bear Stearns has not previously rendered investment banking and financial advisory services to Multex. Bear Stearns may provide financial advisory and financial services to the combined company and/or its affiliates and may receive fees for the rendering of these services. In the ordinary course of its business, Bear Stearns may actively trade the securities of Multex and/or Reuters for its own account and for the accounts of its customers and, accordingly, Bear Stearns may at any time hold a long or short position in these securities.

4.  REUTERS' AND PURCHASER'S POSITION REGARDING THE FAIRNESS OF THE OFFER

     The rules of the SEC require Reuters and Purchaser to express their belief as to the fairness of the Offer to the stockholders of Multex who are not affiliated with Reuters and Purchaser.

     Reuters and Purchaser believe that the Offer is both financially and procedurally fair to the stockholders of Multex who are not affiliated with Reuters and Purchaser on the basis of the following factors:

     - Financial Analysis: Reuters relied in part upon an analysis of the ranges of potential values of the shares of Multex Common Stock that result from the application of several accepted valuation methodologies. This financial analysis, including the selection of valuation methodologies, was prepared by JPMorgan to assist the Board of Directors of Reuters with its evaluation of the Offer and the Merger. Reuters retained JPMorgan as its financial advisor for the purpose of advising Reuters in connection with the acquisition of all of the equity interests of Multex that it did not already own. The financial analyses undertaken by JPMorgan included an analysis based upon public trading multiples and discounted cash flows. The analysis of trading multiples of companies engaged in businesses which JPMorgan deemed to be relevant to Multex's business indicated an estimated range of equity values for the shares of Multex Common Stock of approximately $4.06 to $6.12 per share of Multex Common Stock on a stand-alone basis (i.e. without incorporating the impact of the Synergies, as defined below). The analysis based upon discounted cash flows indicated an estimated range of equity values for the shares of Multex Common Stock of between $3.46 and $5.09 per share of Multex Common Stock for Multex without incorporating the impact of the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Synergies"), and $7.19 to $10.82 per share of Multex Common Stock when the impact of all of the Synergies was incorporated. See "-- Opinion and Analysis of Reuters' Financial Advisor".

     - Multex's reasons: Reuters relied in part upon the factors relied upon by the Transaction Committee and the Multex Board of Directors, to the extent known to Reuters. See "-- Multex's Position Regarding the Fairness of the Offer".

     In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the transactions contemplated thereby, including the Offer and the Merger, and the complexity of these matters, Reuters and Purchaser did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its determination. Reuters relied on the experience and expertise of JPMorgan, its financial advisor, for quantitative analysis of the financial terms of the Merger Agreement and the transactions contemplated thereby. In addition, Reuters and Purchaser did not undertake to make any specific determination as to whether any particular factor was essential to their ultimate determination, but rather conducted an overall analysis of the factors described above, including thorough discussions with its legal and financial advisors.

     Reuters' and Purchaser's beliefs in the fairness of the Offer, however, should not be construed as recommendations as to whether or not holders of shares of Multex Common Stock should tender their shares of Multex Common Stock. Reuters and Purchaser have not considered other factors, other than as stated above, regarding the fairness of the Offer to holders of shares of Multex Common Stock who are not affiliated with Reuters or Purchaser. In particular, Reuters and Purchaser have not independently considered with respect to the fairness of the Offer:

          (a) book value of Multex shares, which as of December 31, 2002 was $3.36, and which Reuters and Purchaser do not believe has any meaningful relation to the economic value of the shares of Multex Common Stock;

          (b) liquidation value of Multex shares, which Reuters and Purchaser did not attempt to calculate and do not believe to be relevant because substantial value results from continuing Multex as a going concern and any liquidation would destroy that value; and

          (c) other recent firm offers for Multex, of which Reuters and Purchaser are aware of none.

5.  OPINION AND ANALYSIS OF REUTERS' FINANCIAL ADVISOR

     Reuters retained JPMorgan as its exclusive financial advisor for the purpose of advising Reuters in connection with the acquisition of all of the equity interests of Multex that it did not already own. JPMorgan provided the results of its analysis of the ranges of potential values of the shares of Multex Common Stock to the Reuters Board of Directors on February 17, 2003. JPMorgan's financial analysis, including the selection of valuation methodologies, was prepared to assist the Board of Directors of Reuters with its evaluation of the Offer and the Merger.

     At the February 14, 2003, meeting of the subcommittee of the Board of Directors, the subcommittee indicated it would be willing to approve an acquisition of Multex at the proposed $7.35 per share price, subject to a number of factors including delivery of a fairness opinion from JPMorgan. JPMorgan delivered its opinion, dated February 17, 2003 (the "Opinion"), to the Board of Directors of Reuters, that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its Opinion, the Per Share Amount was fair, from a financial point of view, to Reuters. No limitation was placed upon the scope of JPMorgan's investigation or valuation methodologies by Reuters. The Per Share Amount was arrived at solely through negotiations between Reuters and Multex.

     JPMORGAN'S FINANCIAL ANALYSIS AND RELATED OPINION WERE PROVIDED TO THE BOARD OF DIRECTORS OF REUTERS. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO REUTERS (AND NOT TO THE MULTEX STOCKHOLDERS) AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO WHETHER OR NOT THE MULTEX STOCKHOLDERS SHOULD TENDER THEIR SHARES OF MULTEX COMMON STOCK IN THE OFFER OR AS TO HOW SUCH STOCKHOLDERS SHOULD VOTE WITH RESPECT TO THE MERGER.

     The full text of JPMorgan's written Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by JPMorgan in conducting its financial analysis and in rendering its Opinion, is attached to the Schedule TO, and is incorporated herein by reference. The written Opinion should be read carefully and in its entirety. A copy of JPMorgan's written Opinion will be made available for inspection and copying at the principal office of Reuters during its regular business hours upon request from any record holder of shares of Multex Common Stock or a representative of such person designated as such in writing or may be obtained from the Schedule TO filed with the SEC. Requests to have the Opinion made available should be directed to the Company Secretary of Reuters at the address set forth under "THE TENDER OFFER -- Certain Information Concerning Reuters and Purchaser." The summary of JPMorgan's Opinion set forth in this Offer to

Purchase is qualified in its entirety by reference to the full text of the written Opinion set forth in the Schedule TO.

     In conducting its financial analysis and rendering its Opinion, JPMorgan, among other things:

          (a) reviewed a draft, dated February 16, 2003, of the Merger
     Agreement;

          (b) reviewed certain publicly available business and financial information concerning Multex and the industries in which it operates;

          (c) compared the proposed financial terms of the Offer and the Merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

          (d) compared the financial and operating performance of Multex with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of shares of Multex Common Stock and certain publicly traded securities of such other companies;

          (e) reviewed certain internal financial analyses and forecasts prepared by the managements of Reuters and Multex relating to their respective businesses, including the Synergies;

          (f) reviewed certain internal financial analyses and forecasts prepared by Reuters' management relating to Multex, including the Synergies; and

          (g) performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of the Opinion.

     JPMorgan also held discussions with certain members of the management of Reuters and Multex with respect to certain aspects of the Offer and the Merger. In addition, JPMorgan held discussions with certain members of management of Reuters and Multex with respect to the past and current business operations of Reuters and Multex, the financial condition and future prospects and operations of Multex, the effect of the Offer and the Merger on the financial condition and future prospects of Reuters and Multex, the effects of the Offer and the Merger on the financial condition and future prospects of Reuters and certain other matters believed necessary or appropriate to JPMorgan's inquiry. In addition, JPMorgan reviewed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its financial analysis and Opinion.

     JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or that was furnished to JPMorgan by Multex and Reuters or otherwise discussed with or reviewed by JPMorgan, and JPMorgan has not assumed any responsibility for independent verification of any such information or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to JPMorgan, nor did JPMorgan conduct a physical inspection of the properties and facilities of Reuters or Multex or review any of the books and records of Reuters or Multex. JPMorgan also assumed that there have been no material changes in Multex's results of operations or financial condition since the date of the most recent financial statements made available to JPMorgan. In relying on the financial analyses and forecasts provided to JPMorgan by Reuters, including the Synergies, JPMorgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Reuters' management as to the expected future results of operations and financial condition of Multex and Reuters to which such analyses or forecasts relate. JPMorgan expressed no views as to such analyses or forecasts, including the Synergies, or the assumptions upon which they were based. JPMorgan also assumed that the Offer and the Merger will have the tax consequences described in discussions with, and materials furnished to JPMorgan by, representatives of Reuters and that the other transactions contemplated by the Merger Agreement will be consummated as described in such agreement.

     JPMorgan assumed that the definitive Merger Agreement would not differ in any material respects from the draft dated February 16, 2003 which was furnished to JPMorgan. JPMorgan further assumed that any material governmental, regulatory or other consents and approvals necessary for the consummation of the Offer and the Merger will be obtained without any material adverse effect on Multex or Reuters or on the contemplated benefits of the Offer and the Merger.

     For purposes of rendering the Opinion, JPMorgan assumed, with Reuters' consent, that the Synergies estimated by Reuters as being reasonably obtainable following the Merger will be obtained and that, in all respects material to JPMorgan's analysis, the representations and warranties of each party to the Merger Agreement contained therein are true and correct, and that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Offer and the Merger will be satisfied without waiver thereof. JPMorgan further assumed that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, including any necessary amendments, modifications or waivers to any documents to which Reuters is a party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the contemplated benefits to Reuters of the Offer and the Merger.

     JPMorgan's Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its Opinion. Subsequent developments may affect the Opinion, and JPMorgan does not have any obligation to update, revise or reaffirm its Opinion. JPMorgan's Opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by Reuters in the Offer and the Merger and JPMorgan has expressed no opinion as to the underlying decision by Reuters to engage in the Offer and the Merger or with respect to any other terms of the Offer and the Merger. JPMorgan has also expressed no opinion as to the price at which the shares of Multex Common Stock or the common stock of Reuters will trade prior to the consummation of the Offer and the Merger or the price at which common stock of Reuters will trade following consummation of the Offer and the Merger.

     In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in conducting its financial analysis and in reaching its Opinion. The following is a summary of certain of the financial analyses undertaken by JPMorgan with respect to Multex and delivered to the Board of Directors of Reuters on February 17, 2003, which analyses were among those considered by JPMorgan in connection with delivering its Opinion:

     OVERVIEW OF MULTEX. Using publicly available information, JPMorgan provided a variety of historical summary financials of Multex for the period from 1999 through 2002. JPMorgan also provided a chart illustrating the last twelve months stock price performance of the shares of Multex Common Stock which reflected a loss of 8.4%. Additionally, JPMorgan provided various trading statistics regarding Multex based on publicly available information, including market value of the equity of Multex, total firm value and multiples of firm value to projected 2003 sales, earnings before income, taxes, depreciation and amortization, and earnings per share based on currently available equity research on Multex.

     COMPARABLE PUBLICLY TRADED COMPANIES. Using publicly available information, JPMorgan compared certain financial and operating information and ratios of Multex with similar data for selected publicly traded companies engaged in businesses which JPMorgan deemed to be relevant to Multex's business. The companies selected by JPMorgan were Interactive Data Corporation, FactSet Research Systems, Barra Inc., MarketWatch.com, OneSource Information Services, TheStreet.Com, Inc., Track Data Corporation, EDGAR Online and Hyperfeed Technologies, Inc. These companies were selected, among other reasons, because they compete in similar industries with fairly similar competitive dynamics and growth potential.

     JPMorgan also reviewed, among other information, Multex's and the comparable companies' multiples of total enterprise value, referred to as EV, which consists of the market value of the particular company's equity plus the book value of the particular company's total debt (and certain unfunded liabilities), minus cash, cash equivalents and marketable securities to:

          (a) calendar 2002 projected revenue;

          (b) calendar 2002 projected earnings before interest, taxes, depreciation and amortization, referred to as EBITDA;

          (c) calendar 2003 projected revenue; and

          (d) calendar 2003 projected EBITDA.

     The following table reflects the results of the analysis:

---------------------------------------------------------------------------------------
MULTIPLE ANALYSIS                                    RANGE      MEDIAN   MEAN    MULTEX
-----------------                                 -----------   ------   -----   ------
EV to calendar 2002 projected revenue...........  0.89x-3.56x   2.03x    2.15x   1.26x
EV to calendar 2002 projected EBITDA............   5.0x- 9.0x    7.7x     7.3x   10.1x
EV to calendar 2003 projected revenue...........  0.76x-3.16x   1.68x    1.82x   1.22x
EV to calendar 2003 projected EBITDA............   4.6x- 7.9x    7.0x     6.6x    7.5x
---------------------------------------------------------------------------------------

     JPMorgan applied a range of multiples derived from such analysis to Multex's estimated revenues as provided by Reuters for fiscal year 2003 (without incorporating the impact of the Synergies), and arrived at an estimated range of equity values for the shares of Multex Common Stock of approximately $4.06 to $6.12 per Share.

     In addition, JPMorgan derived estimates of revenues, EBITDA and EBITDA margin for the year ended December 31, 2002 for the selected companies listed above from company filings and the Institutional Brokers Estimates System. JPMorgan also derived revenue growth of each of the selected companies for the year ended December 31, 2002 over the year ended December 31, 2003.

     PRECEDENT TRANSACTIONS ANALYSIS. JPMorgan reviewed and compared 13 recent transactions involving the acquisition of all outstanding shares of target companies and reported: (i) the firm value and (ii) the implied initial offer premium over the market price one day prior to announcement. JPMorgan chose the selected transactions because they were business combinations that, for the purposes of the analysis, JPMorgan considered to be reasonably similar to the Offer and the Merger. The selected transactions may differ significantly from the Offer and the Merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced or consummated.

     JPMorgan also reviewed the multiples of EV to last twelve months sales and last twelve months EBITDA for each of the target companies in the selected transactions. The following table reflects the results of the analysis:

---------------------------------------------------------------------------------
MULTIPLE ANALYSIS                                               RANGE      MEDIAN
-----------------                                             ----------   ------
EV to last twelve months sales..............................  0.4x- 2.8x    1.9x
---------------------------------------------------------------------------------
EV to last twelve months EBITDA.............................  4.7x-23.4x   10.7x
---------------------------------------------------------------------------------

     JPMorgan applied a range of multiples derived from such analysis to Multex's sales for fiscal year 2002 (without incorporating the impact of the Synergies), and arrived at an estimated range of equity values for the shares of Multex Common Stock of approximately $5.73 to $7.95 per share of Multex Common Stock.

     The data for selected companies were based on the respective companies' public filings. No company or transaction reviewed by JPMorgan is identical to Multex or the Offer and the Merger, as the case may be. Accordingly, the values of such companies or transactions, as the case may be, should not be construed as illustrative of a value for Multex or the shares of Multex Common Stock.

     PRO FORMA MERGER ANALYSIS. JPMorgan prepared a pro forma analysis of the financial impact of the transaction using an average of 13 publicly available equity research reports for Reuters provided by Reuters' management and estimates for Multex provided by Reuters' management. For each of the years 2003 and

2004, JPMorgan compared the existing earnings per share estimates of Reuters' common stock to the earnings per share of Reuters' stock on a pro forma basis. Based on this analysis, the Offer and the Merger would result in a decrease in the earnings of Reuters on a per share basis when compared to Reuters' existing earnings per share on a pre-Offer and pre-Merger basis, assuming certain tactical cost and tactical revenue synergies (but not all of the Synergies) are realized from the Offer and the Merger. Although the analysis showed that the proposed Offer and the Merger was non-accretive for the periods examined, JPMorgan did not consider strategic synergies relating to the Offer and the Merger, the potential cost to Reuters of not pursuing a transaction or the opportunity cost of internally developing Reuters' capabilities, and this analysis was only one factor considered by JPMorgan for its fairness opinion.

     DISCOUNTED CASH FLOW ANALYSIS. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per Share. In performing its analysis, JPMorgan relied upon two cases of estimates provided by Reuters' management with respect to the unlevered free cash flows that Multex is expected to generate during fiscal years 2003 through 2008: (i) base case estimates and (ii) estimates which incorporate the Synergies, individually and collectively. These estimates were based on numerous assumptions regarding the financial performance of Multex. The other principal assumptions upon which JPMorgan based its analyses are set forth in the full text of the presentation delivered to the Board of Directors of Reuters, which is attached as Exhibit (C)(2) to the Schedule TO. With respect to the base case, JPMorgan calculated a range of terminal values of Multex at the end of the projection period ending December 31, 2008 by applying a terminal revenue and unlevered free cash flow growth rate ranging from 2.50% to 5.00% to the estimated unlevered free cash flow of Multex in 2009. The unlevered free cash flows and the range of terminal values were then discounted to the present (assuming a February 18, 2003 valuation date) using discount rates ranging from 9.00% to 10.50%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of Multex as well as selected publicly traded comparable companies. The discounted cash flow analysis indicated a range of equity values of between $3.46 and $5.09 per share of Multex Common Stock on a stand-alone basis (i.e., without incorporating the impact of the Synergies).

     JPMorgan also performed a discounted cash flow analysis that incorporated all of the Synergies into the unlevered free cash flows of Multex. The estimates as to the Synergies were provided by Reuters' management and were based on numerous assumptions regarding the financial performance of Multex. Based on this analysis, JPMorgan calculated an estimated range of equity values of between $7.19 and $10.82 per share of Multex Common Stock, assuming realization of all of the Synergies.

     STOCKHOLDER BASE. JPMorgan provided analyses of Multex's stockholder base. The analyses were based on publicly available information. In these analyses JPMorgan estimated that based on information available to it as of the date of the report (i) institutional investors owned approximately 65.7% of the outstanding shares of Multex Common Stock, the top 20 of which owned 61.8% of the outstanding shares of Multex Common Stock and (ii) inside investors owned approximately 5.9% of the outstanding shares of Multex Common Stock.

     The summary set forth above does not purport to be, and is not, a complete description of the financial analyses or data prepared by JPMorgan and delivered to the Board of Directors of Reuters. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its Opinion, JPMorgan considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and Opinion. In addition, JPMorgan may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuation resulting from any particular financial analysis described should not be taken as JPMorgan's view of the actual value of Multex. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As described above, JPMorgan's Opinion is only one of many factors which leads Reuters and Purchaser to believe that the terms of the Offer and the Merger are fair to the stockholders of Multex who are not affiliated with Reuters and Purchaser and it should not be viewed as determinative of the views of Reuters or Purchaser with respect to the value of Multex.

     Reuters retained JPMorgan in November 2002 as its financial advisor in connection with the Offer and the Merger. In selecting JPMorgan to represent Reuters as financial advisor, Reuters considered primarily JPMorgan's qualifications and knowledge of the business affairs of Reuters and Multex, as well as the reputation of JPMorgan as an internationally recognized investment banking firm that has substantial experience in transactions similar to the Offer and the Merger. JPMorgan, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     JPMorgan has advised Reuters that, in the ordinary course of its business, it and its affiliates may actively trade the debt and equity securities of Multex, Reuters and their affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities. JPMorgan and its affiliates have provided commercial and investment banking services to Reuters from time to time, and may provide commercial and investment banking services to Reuters in the future. JPMorgan and its affiliates also have provided commercial banking services to Multex from time to time, and may provide commercial and investment banking services to Multex in the future.

     Pursuant to a letter agreement among Reuters and JPMorgan, dated February 14, 2003, Reuters has agreed to pay JPMorgan a fee of $1,750,000 for its services in connection with the Offer and the Merger, which was payable in an initial installment payable upon public announcement of the execution of a definitive agreement relating to the Offer and the Merger, with the balance to be paid upon closing of the Offer and the Merger. JPMorgan was also retained as the Dealer Manager for the Offer in February 2003. JPMorgan will not receive any additional compensation in connection with its role as Dealer Manager. In addition, JPMorgan will be reimbursed for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, incurred in connection with the Offer and the Merger and its services as Dealer Manager. Reuters has also agreed to indemnify JPMorgan and its affiliates against certain liabilities and expenses in connection with the Offer and the Merger, including liabilities under the federal securities laws, in connection with its engagements. See "THE TENDER OFFER -- Fees and Expenses."

     JPMorgan is one of Reuters' advisors for financial advisory and financing services, including corporate advisory, debt underwriting, equity underwriting, loan syndication and other investment banking services. Some of JPMorgan's recent engagements with Reuters have included acting as sole bookrunner on Reuters' L500 million syndicated bank facility in 2001, acting as a dealer for Reuters' Commercial Paper and Euro Medium Term Notes programs and acting in a senior role on the initial public offering of Instinet, a majority-owned subsidiary of Reuters, in 2001. JPMorgan is currently, and has historically been among Reuters' largest customers.

6.  PURPOSE OF THE OFFER; PLANS FOR MULTEX

     PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is to enable Reuters, indirectly through Purchaser, to acquire control of, and the entire equity interest in, Multex. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding shares of Multex Common Stock not purchased pursuant to the Offer. All shares of Multex Common Stock acquired by Purchaser in the Offer will be canceled in connection with the Merger. Multex will, as of the Effective Time, be an indirect wholly owned subsidiary of Reuters.

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

     Reuters believes that acquiring Multex will help achieve three key strategic goals: (i) provide access to an established community of end-users and a robust platform for investment research distribution, at a time when the investment research industry is restructuring and opportunities are being created; (ii) allow Reuters to offer scalable company fundamentals and earnings estimates content which has garnered broad user acceptance, and integrate the offerings into Reuters' other products; and (iii) augment Reuters' existing direct-to-consumer offerings.

     Multex maintains relationships with more than 850 providers of investment research and through its platform reaches thousands of professionals, providing cross-selling opportunities for Reuters' products and services. Multex's content includes as-reported and normalized fundamental information on approximately 25,000 companies and real-time and historical estimates on approximately 16,000 companies. Through the deep integration of these content assets with Reuters' other offerings, Reuters believes that it will be able to offer higher-value products and services to its current base of customers as well as grow its business in the off-trading floor environment.

     Owning Multex's company fundamentals and estimates and integrating them more broadly into Reuters' products and services will allow Reuters to: (i) cost-effectively expand the breadth and depth of the content, (ii) develop the higher value analyses and analytics that customers need, and (iii) reduce its dependence on other third party providers. Additionally, Reuters believes that it will be able to expand Multex's current businesses by leveraging Reuters' global sales force and distribution channels.

     Combining Multex's online retail offering (including www.multexinvestor.com) and its content assets with Reuters' current consumer website (www.reuters.com) and other online services should serve to create an even more compelling and attractive destination for individual investors.

     Finally, Reuters considers the quality, skill, dedication and deep domain expertise of Multex's employees to be a critically important factor in achieving the foregoing objectives.

     Reuters considered internal development of research and company information businesses as an alternative to the acquisition of a pre-existing business but concluded that it would be quicker, more cost-efficient and competitively more effective to purchase Multex at the negotiated Per Share Amount. Reuters is already familiar with Multex, its content and many of its customers; much of Multex's information is currently integrated into some of Reuters' premium products; the two companies serve many of the same customers with complementary but different product offerings; and Reuters believes it and its customers would benefit greatly from further integration of Multex's products and expertise into Reuters' products and operations. Reuters believes that the acquisition of Multex's established content, technical expertise and loyal customer base reduces costs, risks and time to market compared to internal development.

     In determining whether to make the Offer and thereafter effect the Merger, Reuters and Purchaser considered several factors, including the potential future financial performance of Multex and historical and recent trading prices for the shares of Multex Common Stock. Reuters and Purchaser also considered the following factors:

          (a) the relatively low volume of trading in the shares of Multex Common Stock and that the Offer and the Merger would result in immediate, enhanced liquidity for the stockholders of Multex at a significant premium to recent trading prices during the last 18 months;

          (b) the greater flexibility that Multex's management would have to focus on long-term business goals, as opposed to the more short-term focus that can result from the quarterly filing requirements of the SEC;

          (c) the decrease in costs associated with being two separate public companies (for example, as a part of Reuters, Multex would no longer be required to file its own quarterly, annual or other periodic reports with the SEC or publish and distribute to its stockholders annual reports and proxy statements); and

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

          (d) the reduction in the amount of public information available to competitors specifically about Multex's business that would result from the termination of Multex's separate obligations under the reporting requirements of the SEC.

     Reuters believes that the employees of Multex are an important asset to the business and operations of Multex. Reuters wishes to minimize any concerns Multex's employees may have regarding the Offer and the Merger. Reuters intends to work with Multex management to minimize disruption to the Multex workforce.

     If Purchaser acquires at least 90% of the outstanding shares of Multex Common Stock it will have the votes necessary under Section 253 of the DGCL to approve the Merger without a meeting of, vote of or notice to Multex's stockholders.

     If Purchaser acquires shares of Multex Common Stock pursuant to the Offer, the Merger Agreement provides that Reuters will be entitled to designate representatives sufficient to constitute a majority of the members of Multex's Board of Directors following such acquisition. We expect that this representation on Multex's Board of Directors will permit us to exert substantial influence over the conduct of Multex's business and operations.

     Other than as set forth in "-- Background of the Tender Offer; Contacts with Multex," neither Purchaser nor Reuters considered any alternative means of acquiring Multex other than by the Offer and the Merger.

     PLANS FOR MULTEX. Subject to certain matters described below, Reuters expects that, immediately following the Merger, the business and operations of Multex will generally continue as they are currently being conducted. Reuters currently intends to cause Multex's operations to continue to be run and managed by, among others, certain of Multex's existing management. The Offer and the Merger are being undertaken at this time for the reasons set forth in "-- Background of the Tender Offer; Contacts with Multex."

     As a result of the Offer and after the Effective Time, Reuters will be entitled to all the benefits resulting from its ownership interests, including all income generated by Multex's operations and any future increase in Multex's value. Similarly, Reuters will also bear the risk of losses generated by Multex's operations and any future decrease in the value of Multex after the Effective Time. Subsequent to the Merger, all holders of shares of Multex Common Stock (other than Reuters or its affiliates) will cease to have any equity interest in Multex, will not have the opportunity to participate in the earnings and growth of Multex after the Merger and will not have any right to vote on Multex corporate matters. Similarly, all current holders of shares of the Multex Common Stock (other than Reuters or its affiliates) will not face the risk of losses generated by Multex's operations or decline in the value of Multex after the Merger.

     The shares of Multex Common Stock are currently quoted on The Nasdaq Stock Market's National Market ("Nasdaq"). Following the consummation of the Merger, the shares of Multex Common Stock will no longer be quoted on Nasdaq and the registration of such shares under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") will be terminated. Accordingly, after the Merger there will be no publicly-traded equity securities of Multex outstanding and Multex will no longer be required to file periodic reports with the SEC. See
"-- Certain Effects of the Offer and the Merger." It is expected that, if shares of Multex Common Stock are not accepted for payment by us pursuant to the Offer and the Merger is not consummated, Multex's current management, under the general direction of Multex's Board of Directors, will continue to manage Multex as an ongoing business.

     Except as disclosed elsewhere in this Offer to Purchase, neither Reuters nor Purchaser has any present plans or proposals that would result in: an extraordinary transaction, such as a merger, reorganization or liquidation; any purchase, sale or transfer of a material amount of assets of Multex or any of its subsidiaries; any material change in Multex's dividend policy, indebtedness or capitalization, including a dividend of cash not efficiently used by Multex following the Offer and prior to Multex becoming a wholly owned subsidiary of Reuters; any material changes in Multex's corporate structure or business; or the composition of the Board of Directors or management of Multex. Reuters will continue to evaluate and review Multex and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the relationship of the operations of Multex with those of Reuters. Other than as described above, such evaluation and review is

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

ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If Reuters acquires control of Multex, Reuters will complete such evaluation and review of Multex and will determine what, if any, additional changes would be desirable in light of the circumstances and the strategic opportunities which then exist. Such changes could include, among other things, restructuring the remaining business, corporate structure, Certificate of Incorporation, Bylaws or capitalization of Multex.

     Purchaser presently intends to select its designees to the Board of Directors of Multex from among individuals (who are currently officers or directors of Reuters, or affiliates thereof) identified in the Information Statement which is attached as Annex A to the Schedule 14D-9 and such other individuals as Purchaser may identify in the future. Purchaser or an affiliate of Purchaser may acquire additional shares of Multex Common Stock through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer and its affiliates also reserve the right to dispose of any or all shares of Multex Common Stock acquired by them, subject to the terms of the Merger Agreement.

     VOTE REQUIRED TO APPROVE MERGER. The DGCL requires that the adoption of any plan of merger or consolidation of Multex must be approved by the holders of a majority of Multex's outstanding shares of Multex Common Stock if the merger procedure pursuant to Section 253 of the DGCL described above is not available. Under Section 251 of the DGCL, the affirmative vote of holders of a majority of the outstanding shares of Multex Common Stock (including any shares of Multex Common Stock owned by Purchaser) is required to approve the Merger Agreement and the Merger. If Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding shares of Multex Common Stock (which would be the case if the Minimum Condition were satisfied and Purchaser were to accept for payment, and pay for, shares of Multex Common Stock tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of Multex.

7.  CERTAIN EFFECTS OF THE OFFER AND THE MERGER

     MARKET FOR SHARES OF MULTEX COMMON STOCK. The purchase of shares of Multex Common Stock by Purchaser pursuant to the Offer will reduce the number of shares of Multex Common Stock that might otherwise trade publicly and may reduce the number of holders of shares of Multex Common Stock, which could adversely affect the liquidity and market value of the remaining shares of Multex Common Stock held by the public. After the Merger, other than Reuters or any of its affiliates, there will be no holders of Multex Common Stock.

     STOCK QUOTATION. The shares of Multex Common Stock are quoted on Nasdaq. According to published guidelines of the National Association of Securities Dealers, for the shares of Multex Common Stock to continue to be eligible for quotation on Nasdaq, the shares of Multex Common Stock must substantially meet, among other things, either of the following: (i) at least 750,000 shares of Multex Common Stock must be publicly held, the market value of publicly held shares of Multex Common Stock must be at least $5,000,000, Multex must have stockholders' equity of at least $10,000,000, there must be at least 400 holders of round lots of shares of Multex Common Stock, the bid price per share of Multex Common Stock must be at least $1 and there must be at least two registered and active market makers for the shares of Multex Common Stock or
(ii) at least 1,100,000 shares of Multex Common Stock must be publicly held, the market value of publicly held shares of Multex Common Stock must be at least $15,000,000, the bid price per share of Multex Common Stock must be at least $3, there must be at least 400 holders of round lots of shares of Multex Common Stock, there must be at least four registered and active market makers and either (x) the market value of the shares of Multex Common Stock must be at least $50,000,000 or (y) the total assets and total revenue of Multex for the most recently completed fiscal year or two of the last three most recently completed fiscal years must be at least $50,000,000. Shares of Multex Common Stock held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares of Multex Common Stock are not considered as being publicly held for this purpose. According to information furnished to Purchaser by Multex as of the close of business on February 10, 2003, there were approximately 262 holders of record of shares of Multex Common Stock, not including beneficial holders of Common Stock in street name, and there were 32,511,117 shares of Multex Common Stock outstanding.
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

     If the shares of Multex Common Stock were to cease to be quoted on Nasdaq, the market for shares of Multex Common Stock could be adversely affected. It is possible that the shares of Multex Common Stock would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges or other sources. The extent of the public market for shares of Multex Common Stock and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the shares of Multex Common Stock remaining at such time, the interest in maintaining a market in shares of Multex Common Stock on the part of securities firms, the possible termination of registration of the shares of Multex Common Stock under the Exchange Act and other factors.

     EXCHANGE ACT REGISTRATION. The shares of Multex Common Stock are currently registered under the Exchange Act. Such registration may be terminated by Multex upon application to the SEC if the outstanding shares of Multex Common Stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Multex Common Stock. Termination of registration of the shares of Multex Common Stock under the Exchange Act would reduce the information required to be furnished by Multex to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the shares of Multex Common Stock. Furthermore, the ability of "affiliates" of Multex and persons holding "restricted securities" of Multex to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares of Multex Common Stock under the Exchange Act were terminated, the shares of Multex Common Stock would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities." Purchaser intends to seek to cause Multex to apply for termination of registration of the shares of Multex Common Stock as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the shares of Multex Common Stock is not terminated prior to the Merger, then the registration of the shares of Multex Common Stock under the Exchange Act and the quoting of the shares of Multex Common Stock on Nasdaq will be terminated following completion of the Merger.

8.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

     Sales of shares of Multex Common Stock (including through the delivery of Warrants) pursuant to the Offer and the exchange of shares of Multex Common Stock (including through the delivery of Warrants) for cash pursuant to the Merger will be taxable transactions for United States federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For United States federal income tax purposes, a stockholder whose shares of Multex Common Stock or Warrants are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the shares of Multex Common Stock (or Warrants) sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the shares of Multex Common Stock are held as capital assets by the stockholder and will be long-term capital gain or loss if the stockholder has held the shares of Multex Common Stock (or Warrants) for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20%.

     To the extent that Multex or any of its subsidiaries owns or leases real property in New York State or New York City, certain transfer taxes may apply to the sale or exchange of shares of Multex Common Stock (including through the delivery of Warrants) by a stockholder pursuant to the Offer and the Merger. Although Purchaser has agreed to pay any such taxes on behalf of the stockholders, such payment may be treated as additional consideration paid for the shares of Multex Common Stock. In such case, the amount of such additional consideration would be offset by treatment of the tax as an additional selling expenses incurred by the stockholder. Accordingly, the payment of such taxes by Purchaser should have no effect on the amount of gain or loss recognized by a stockholder.

     BACKUP WITHHOLDING. In order to avoid "backup withholding" of United States federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering shares of Multex Common Stock

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

(including through the delivery of Warrants) in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding. In general, all non-corporate stockholders other than foreign stockholders surrendering shares of Multex Common Stock (including through the delivery of Warrants) pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, most corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete the appropriate Form W-8. Foreign stockholders should consult their tax advisor in order to properly submit the appropriate Form W-8 to the Depository. See Instruction 9 to the Letter of Transmittal.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES OF MULTEX COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

9.  THE MERGER AGREEMENT; THE TENDER AGREEMENT AND THE EMPLOYMENT AGREEMENT

     THE MERGER AGREEMENT. THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO AND IS INCORPORATED IN THIS OFFER TO PURCHASE BY REFERENCE. CAPITALIZED TERMS NOT OTHERWISE DEFINED BELOW SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

     The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, promptly after expiration of the Offer, Purchaser will accept for payment, and pay for, all shares of Multex Common Stock validly tendered and not withdrawn pursuant to the Offer that Purchaser is permitted to accept and pay for under applicable law (such date of acceptance for payment, the "Acceptance Date"). Provisions of the Merger Agreement relating to the conditions of the Offer are described in "THE TENDER AGREEMENT -- Certain Conditions of the Offer."

     The Merger. The Merger Agreement provides that if the number of shares of Multex Common Stock owned by Reuters, Purchaser and any other affiliate of Reuters collectively immediately following consummation of the Offer constitutes at least 90% of the outstanding shares of Multex Common Stock, and provided that the conditions to Multex's obligations contained in the Merger Agreement have been satisfied or waived, the parties will, at the request of Reuters, take all necessary action to cause the Merger to become effective within two business days after such acquisition without the approval of the stockholders of Multex and in accordance with Section 253 of the DGCL.

     If approval of the Merger Agreement and the Merger by the stockholders of Multex is required by law, Multex will duly give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the Merger Agreement (insofar as it relates to the Merger), the Merger and related matters as soon as

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

possible following consummation of the Offer. The obligations of Multex contained in the previous sentence will apply regardless of whether Multex or the Special Committee of the Board of Directors of Multex (the "Special Committee") will have withdrawn its approval or recommendation of the Merger Agreement or the Merger. Multex will, through its Board of Directors, recommend to its stockholders approval and adoption of the Merger Agreement and approval of the Merger, except to the extent that the Board of Directors of Multex will have withdrawn its approval or recommendation of the Merger Agreement or the Merger to the extent permitted by the Merger Agreement. Upon consummation of the Merger, each then outstanding share of Multex Common Stock not owned by Reuters, Purchaser or any other subsidiary of Reuters, (other than shares of Multex Common Stock held by stockholders of Multex who exercise dissenters' rights under applicable law) will be converted into the right to receive the Per Share Amount in cash, without interest (the "Merger Consideration").

     Conditions to the Merger. The respective obligations of the parties to effect the Merger are subject to the satisfaction, on or prior to the Closing Date (as defined in the Merger Agreement), of the following conditions:

          (a) If required by applicable law, the Merger Agreement (insofar as it relates to the Merger) and the Merger having been approved and adopted by the requisite affirmative vote or consent of the holders of the shares of Multex Common Stock in accordance with applicable law and the Certificate of Incorporation and the Bylaws of Multex.

          (b) Purchaser having accepted for purchase and paid for shares of Multex Common Stock pursuant to the Offer.

          (c) No statute, rule or regulation having been enacted, promulgated or otherwise being in effect by any Governmental Entity and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or impairing the consummation of the Merger in any material respect being in effect on the Closing Date of the Merger.

     Top-Up Option. Pursuant to the Merger Agreement, Multex granted to Purchaser an irrevocable option (the "Top-Up Option") to purchase up to that number of shares of Multex Common Stock (the "Top-Up Option Shares") equal to the lowest number of shares of Multex Common Stock that, when added to the number of shares of Multex Common Stock collectively owned by Reuters, Purchaser and any other affiliates of Reuters immediately following consummation of the Offer, will constitute at least 90% of the shares of Multex Common Stock then outstanding on a fully diluted basis (assuming the issuance of the Top-Up Option Shares and the exercise of all Options, Warrants and any other rights to acquire Multex Common Stock on the date of the Top-Up Exercise Event (as defined below)) at a purchase price per Top-Up Option Share equal to the Per Share Amount.

     Purchaser may, at its election, exercise the Top-Up Option, in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the Top-Up Termination Date (as defined below). A "Top-Up Exercise Event" will occur upon Purchaser's acceptance for payment pursuant to the Offer of Multex Common Stock constituting, together with Multex Common Stock owned directly or indirectly by Reuters, Purchaser and any other affiliates of Reuters, less than 90% of the shares of Multex Common Stock then outstanding on a fully diluted basis (assuming the exercise of all Options, Warrants and any other rights to acquire Multex Common Stock on the date of the Top-Up Exercise Event), but only if (i) the issuance of the Top-Up Option Shares would not require the approval of the stockholders of Multex under applicable law or regulation (including, but not limited to, Nasdaq rules and regulations, including Section 4350(i)(1)(D) of the NASD Manual) or (ii) Nasdaq has granted a waiver from any such rule or regulation that is reasonably acceptable to Reuters, Purchaser and Multex, and there is no other applicable law, rule or regulation that would require the approval of Multex's stockholders for the issuance of the Top-Up Option Shares. Upon and after the request of Reuters, Multex will use its reasonable best efforts (but without the payment of any money) to obtain such a waiver from Nasdaq as promptly as possible after any such request. The "Top-Up Termination Date" will occur upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement,
(iii) the date that is ten business days after the occurrence of a

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

Top-Up Exercise Event, unless the Top-Up Option has been previously exercised in accordance with the terms and conditions of the Merger Agreement and (iv) the date that is ten business days after the Top-Up Notice Date (as defined below) unless the Top-Up Closing (as defined below) has previously occurred.

     In the event Purchaser wishes to exercise the Top-Up Option, Purchaser will send to Multex a written notice (a "Top-Up Exercise Notice", the date of receipt of such notice being referred to as the "Top-Up Notice Date") specifying the place for the closing of the purchase and sale pursuant to the Top-Up Option (the "Top-Up Closing") and a date not earlier than one business day nor later than ten business days after the Top-Up Notice Date for the Top-Up Closing. Multex will, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

     At the Top-Up Closing, subject to the terms and conditions of the Merger Agreement, (i) Multex will deliver to Purchaser a certificate or certificates evidencing the applicable number of Top-Up Option Shares and (ii) Purchaser will purchase each Top-Up Option Share from Multex at the Per Share Amount; provided, that the obligation of Multex to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise. Payment by Purchaser of the purchase price for the Top-Up Option Shares may be made, at the option of Purchaser, by delivery of (i) immediately available funds by wire transfer to an account designated by Multex or (ii) a promissory demand note issued by Purchaser in customary form that is reasonably acceptable to the parties and in a principal face amount equal to the aggregate amount of the purchase price for the Top-Up Option Shares. Upon the delivery by Purchaser to Multex of the Top-Up Exercise Notice, and the tender of the applicable Per Share Amount in either of the two forms described above, Purchaser will be deemed to be the holder of record of the Top-Up Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Multex shall then be closed or that certificates representing such Top-Up Option Shares shall not then be actually delivered to Purchaser or Multex shall have failed or refused to designate the bank account described above.

     Purchaser shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates pursuant to its exercise of the Top-Up Option.

     Termination of the Merger Agreement. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned:

          (a) at any time before the Effective Time, whether before or after stockholder approval thereof, by mutual written consent of Reuters and Multex;

          (b) by either Reuters or Multex if

             (i) prior to the purchase of Multex Common Stock in the Offer, a court of competent jurisdiction or other Governmental Entity has issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, and that judgment, injunction, order or decree has become final and nonappealable, or

             (ii) the Offer has not been consummated by October 17, 2003 (subject to the right of either party to extend such date in one-month increments upon no less than 5 days and no more than 15 days prior written notice to the other party, for an aggregate extension of no more than nine months, in all cases only in the circumstance where the Offer has not been consummated by October 17, 2003 due (whether in whole or in part) to the failure of any of the conditions set forth in any of clauses (ii), (iii)(c), (iii)(e) or (iii)(f) of "THE TENDER
        OFFER -- Certain Conditions of the Offer") (either such date, the "End Date"); provided, however, that the right to terminate the Merger Agreement pursuant to this clause (ii) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated by such date;

          (c) by Reuters, at any time prior to the purchase of Multex Common Stock pursuant to the Offer, if

             (i) Multex's Board of Directors withdraws, modifies, or changes its recommendation in respect of the Merger Agreement, the Merger or the Offer in a manner adverse to the Merger or the Offer, to Reuters or to the Purchaser;

             (ii) Multex's Board of Directors recommends any proposal other than by Reuters or the Purchaser in respect of a Takeover Proposal (as defined below);

             (iii) (A) Multex continues to violate or breach in any material respect any of its obligations described under "Acquisition Proposals" below after ten business days' prior written notice thereof from Reuters or (B) Multex violates or breaches in any material respect any of its obligations described under "Acquisition Proposals" below; or

             (iv) Multex breaches any representation, warranty, covenant or other agreement contained in the Merger Agreement that would give rise to the failure of a condition set forth in paragraph (iii)(b) or
        (iii)(c) of "THE TENDER OFFER -- Certain Conditions of the Offer," and that breach cannot be cured or remedied by the End Date, but only after 10 days' prior written notice of that breach by Reuters to Multex; or

          (d) by Multex

             (i) pursuant to and in compliance with clause (c) of "Acquisition Proposals" below;

             (ii) if the Purchaser fails to commence the Offer within ten business days following the date of the Merger Agreement, unless such failure to commence the Offer is due in any way to any action or failure to act on the part of Multex; or

             (iii) if, at any time prior to the consummation of the Offer, Reuters or the Purchaser breaches in any material respect any of the representations, warranties, covenants or agreements contained in the Merger Agreement, and such material breach cannot be cured or remedied by the End Date, but only after 10 days' prior written notice of that breach by Multex to Reuters.

     Effect of Termination. (a) In the event of the termination of the Merger Agreement as described above under "Termination of the Merger Agreement" (other than pursuant to clause (a) of that section), written notice thereof will forthwith be given to the other party or parties specifying the provision of the Merger Agreement under which such termination is made, and the Merger Agreement will then become null and void (except for certain specified provisions of the Merger Agreement which would survive the termination, including those described in this section) and there will be no liability on the part of Reuters, the Purchaser or Multex, except (i) as set forth in Sections 6.3 and 8.2 of the Merger Agreement, and (ii) subject to Section 8.2(f) of the Merger Agreement, no party will be relieved from liability for any willful breach of the Merger Agreement or from fraud.

     (b) If any of the following occurs:

          (i) Reuters terminates the Merger Agreement pursuant to the terms described in any of clause (c)(i), (c)(ii) or (c)(iii)(A) of "Termination of the Merger Agreement" described above;

          (ii) Multex terminates the Merger Agreement pursuant to the terms described in clause (d)(i) of "Termination of the Merger Agreement" described above;

          (iii) if both (x) Reuters or Multex terminates the Merger Agreement pursuant to the terms described in clause (b)(ii) of "Termination of the Merger Agreement" described above and at any time between the commencement of the Offer and the date of such termination, there is commenced, publicly proposed or communicated to the holders of shares of Multex Common Stock a Takeover Proposal and (y) a Qualifying Takeover Event (as defined below) occurs within 9 months following that termination; or

          (iv) if Reuters terminates the Merger Agreement pursuant to the terms described in clause (c)(iii)(B) of "Termination of the Merger Agreement" described above, and a Qualifying Takeover Event occurs within 9 months following that termination, then Multex will pay to Reuters a termination fee (the "Termination Fee") of $5.5 million, payable by wire transfer to an account designated in writing by Reuters to Multex. Multex will pay the Termination Fee to Reuters (x) within five business days of any termination described in clause (b)(i) of this section, (y) as a precondition to any termination described in clause (b)(ii) of this section (as further contemplated by the terms described in clause (b) of "Acquisition Proposals") and (z) on the date that Multex executes and delivers a definitive agreement providing for a Qualifying Takeover Event (or on the date that the relevant person becomes the beneficial owner of Multex Common Stock that gave rise to the Qualifying Takeover Event, as applicable) in connection with any termination described in either clause (b)(iii) or (b)(iv) of this section.

     (c) For purposes of the Merger Agreement, "Qualifying Takeover Event" means that either of the following occurs:

          (i) Multex enters into a definitive agreement with respect to any Takeover Proposal providing for the purchase or acquisition of more than 50% of either (A) the voting power of Multex's capital stock or (B) the assets of Multex and its Subsidiaries (judged either by their fair market value or the consolidated revenue of Multex that is generated therefrom, whichever percentage is higher) or

          (ii) any third party otherwise becomes the beneficial owner of more than 50% of the voting power of Multex Common Stock.

     (d) All fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     (e) Multex acknowledged in the Merger Agreement that the agreements described in paragraphs (b) and (c) of this section entitled "Effect of Termination" are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, Reuters and Purchaser would not have entered into the Merger Agreement; accordingly, if Multex fails to pay promptly any amount due described in this section and, in order to obtain such payment, Reuters or any of its affiliates commences a suit that results in a judgment against Multex for any such amount, Multex will also pay to Reuters or such affiliate their costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the base rate of Citibank, N.A. from the date such payment was due under the Merger Agreement.

     (f) Except in the case of any termination of the Merger Agreement described under clause (c)(iii)(A) of "Termination of the Merger Agreement" above, any payment by Multex of the full Termination Fee will relieve Multex, each of its affiliates and each of their respective directors, officers, employees, agents and representatives from any further liability, obligation or damages under any provision of the Merger Agreement or otherwise in connection with the Merger Agreement and the transactions contemplated thereby.

     Acquisition Proposals. (a) If any inquiry or proposal is received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with Multex or its officers, directors, employees listed in the third paragraph of the Standstill Agreement, investment bankers, attorneys, accountants or other agents, in each case, in connection with a Takeover Proposal (a "Takeover Proposal Interest"), then Multex must promptly provide Reuters with written notice of that Takeover Proposal Interest, which notice must (i) identify the name of the person indicating such a Takeover Proposal Interest and the material terms and conditions of any Takeover Proposal and (ii) include a copy of any written Takeover Proposal Interest or Takeover Proposal that may have been submitted by such third party as part of its expression of Takeover Proposal Interest; provided that once any such notice is provided by Multex, Multex will not have any further obligation to provide any updates or notices regarding either discussions with or information provided to that third party or discussions, negotiations or other developments with respect to that Takeover Proposal or any Takeover Proposal thereafter submitted by that third party, except as otherwise expressly set forth in clause (b)(3)(iv) of this section. For purposes of the Merger Agreement, "Takeover

Proposal" means any proposal (including, without limitation, any proposal or offer to stockholders of Multex), other than a proposal by Reuters or any of its affiliates, for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or other similar transaction involving, or any purchase of, all or any significant portion of the consolidated assets of Multex and its Subsidiaries, or 5% or more of the equity securities of Multex.

     (b) Multex agreed that it will immediately cease and cause to be terminated all existing discussions, negotiations and communications with any person with respect to any Takeover Proposal and, except in compliance with and in the circumstances described in clause (b)(3) of this section, will enforce and will not terminate, amend, modify or waive any standstill provision of any confidentiality or standstill agreement between Multex and other parties entered into prior to the date of the Merger Agreement. Multex may not, nor may it permit any of its Subsidiaries to, nor may it authorize or permit any officer, director, employee, agent or representative (including any investment banker, attorney, accountant or other advisor) of Multex or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or facilitate any inquiries or the making of any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal, (iii) participate in any discussions or negotiations regarding, or furnish or disclose to any person any nonpublic information or data with respect to or in furtherance of, or facilitate any effort or attempt to make or implement, any Takeover Proposal or (iv) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement. However,

          (1) Multex may take such actions as are required by the Exchange Act with regard to any Takeover Proposal;

          (2) until the earlier of (x) Purchaser's purchase of shares of Multex Common Stock in the Offer and (y) obtaining the affirmative vote required to approve the Merger as described in "Vote Required to Approve Merger," Multex may participate in discussions or negotiations with, or furnish information to, any person in response to an unsolicited bona fide written Takeover Proposal by any person made after the date of the Merger Agreement, but only if (1) the Board of Directors of Multex or the Special Committee determines, in good faith, that (x) taking such action is reasonably likely to be required by their fiduciary duties under applicable law and (y) taking that action has a reasonable prospect of resulting in the receipt by Multex of a Superior Proposal (as defined below) and (2) Multex shall have entered into a confidentiality and standstill agreement with that person that is at least as restrictive to that person as the Confidentiality Agreement and the Standstill Agreement; and

          (3) Multex may recommend any unsolicited bona fide written Takeover Proposal to the stockholders of Multex, may withdraw or modify its recommendation of the Offer, the Merger and the Merger Agreement and may terminate the Merger Agreement and enter into any agreement regarding a Takeover Proposal, if and only to the extent that, in the cases of this clause (3), (i) the Board of Directors of Multex or the Special Committee determines in good faith by resolution duly adopted that such Takeover Proposal is a Superior Proposal, (ii) the Board of Directors of Multex or the Special Committee determines in good faith after consultation with and advice from its outside legal counsel that the failure to take such action would be reasonably likely to constitute a breach of the directors' fiduciary duties under applicable law, (iii) Multex executes with the person making such Takeover Proposal a confidentiality agreement containing terms and provisions at least as restrictive to such third party as those contained in the Confidentiality Agreement and the Standstill Agreement and
     (iv) two business days have elapsed following Multex's delivery to Reuters of written notice advising Reuters that Multex's Board of Directors or the Special Committee has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing Reuters a copy of any written Superior Proposal; provided, however, that Multex may not terminate the Merger Agreement or enter into an agreement with respect to a Superior Proposal unless in addition Multex (1) has provided Reuters written notice that it intends to terminate the Merger Agreement, (2) within a period of two business days following the delivery of the written notice referred to in this clause (iv), if Reuters proposes adjustments in the terms and conditions of the Merger Agreement, but Multex Board of Directors or the Special Committee determines, in its good faith judgment (after receiving the advice of its financial advisor and after considering such proposed adjustments and negotiations relating thereto), that the Merger Agreement as so proposed to be adjusted is not as favorable to Multex's stockholders as such Superior Proposal and (3) at least two business days after Multex has provided the written notice referred to in this clause (iv), Multex delivers to Reuters (x) a written notice of termination of the Merger Agreement pursuant to the terms described in clause (b) of this section and clause (d) of "Termination of the Merger Agreement" above and (y) a wire transfer of immediately available funds in the amount of the Termination Fee.

     Without limiting the foregoing, the parties agreed that any violation of the restrictions described in the preceding sentence by any officer, director, employee listed in the third paragraph of the Standstill Agreement, agent or representative (including any investment banker, attorney, accountant or other advisor) of Multex or any of its Subsidiaries would be deemed to be a breach by Multex. In addition, Multex must promptly provide to Reuters any non-public information regarding Multex provided to any other person which was not previously provided to Reuters.

     For purposes of the Merger Agreement, "Superior Proposal" means a bona fide written proposal made by a person other than Reuters, Purchaser or an affiliate thereof (i) which is for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or other similar transaction involving, or any purchase or acquisition of,
(A) more than 50% of the voting power of Multex's capital stock or (B) all or substantially all of the consolidated assets of Multex and its Subsidiaries,
(ii) which is otherwise on terms which Multex's Board of Directors or the Special Committee determines in good faith after consultation with its independent financial advisors would result in a transaction that, if consummated, is more favorable to Multex's stockholders, from a financial point of view, than the Offer and Merger (or, if applicable, any proposal by Reuters to amend the terms of the Merger Agreement), taking into account all the terms and conditions of such proposal, the likelihood of the transaction contemplated by such proposal being completed, and all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal will be a Superior Proposal if any financing required to consummate the proposal is not committed, and (iii) the failure of which to accept or recommend by Multex's Board of Directors or the Special Committee would be reasonably likely to constitute a breach of the directors' fiduciary duties under applicable law.

     (c) Multex agreed to promptly inform the individuals or entities referred to in the second sentence of clause (b) of this section of the obligations undertaken in this section. Multex also agreed to promptly require and ensure that each person that previously executed a confidentiality agreement in connection with its consideration of any Takeover Proposal return all confidential information furnished to such person by or on behalf of Multex or any of its Subsidiaries.

     Amendment of the Merger Agreement. The Merger Agreement may be amended by Reuters, Purchaser and Multex at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Multex, but, after any such approval, no amendment may be made which by law requires further approval by such stockholders, or which reduces the amount or changes the kind of consideration to be received in exchange for the shares of Multex Common Stock, without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Reuters, Purchaser and Multex.

     Extension or Waiver. At any time prior to the Effective Time, Reuters, Purchaser and Multex may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in a prior written instrument signed on behalf of the party against whom the extension or waiver is to be effective by a duly authorized officer of such party setting forth in detail the extension or waiver.

     Procedure for Termination, Amendment, Extension or Waiver. A termination of the Merger Agreement as described under "Termination of the Merger Agreement," an amendment of the Merger Agreement as described under "Amendment of the Merger Agreement," an extension or waiver under the Merger

Agreement as described under "Extension or Waiver," in order to be effective, will require (a) in the case of Reuters or Purchaser, action by its duly authorized designee, (b) in the case of Multex before consummation of the Offer, action by the Special Committee or the duly authorized designee thereof and (c) in the case of Multex following consummation of the Offer, action by the affirmative vote of a majority of the Independent Directors (as defined in "Composition of the Board of Directors"), if any, shall be required to (i) amend or terminate the Merger Agreement by Multex, (ii) exercise or waive any of Multex's rights or remedies under the Merger Agreement, (iii) extend the time for performance of Reuters' and Purchaser's respective obligations under the Merger Agreement, (iv) amend Multex's Certificate of Incorporation or Bylaws or
(v) approve any transactions between Multex and any of its Subsidiaries, on the one hand, and Reuters, Purchaser or any of their respective affiliates, on the other.

     Treatment of Options. The Merger Agreement provides that each outstanding option to purchase shares of Multex Common Stock will be cancelled prior to the Effective Time. In exchange for each cancelled Option, except for those cancelled Options described in the paragraph below, the holder of such Option will receive from Multex an amount in cash equal to the result of multiplying the total number of shares of Multex Common Stock previously subject to the unexercised, cancelled Option by the positive difference, if any, between $7.35 and the per share exercise price of that Option.

     With respect to cancelled Options that (i) were previously issued under the Multex 1999 Stock Option Plan pursuant to the Plan's "Discretionary Option Program," (ii) were not fully vested or exercisable immediately prior to the effective time of the Merger, (iii) had an exercise price of less than $7.35 and
(iv) were scheduled to vest and become exercisable in 2003 or 2004, at the Effective Time, Reuters will establish a restricted share program pursuant to which holders of those Options will be entitled to receive ordinary shares of Reuters (or in the case of United States holders, American Depositary Shares representing those ordinary shares). Under the Reuters' restricted share program, the ordinary shares of Reuters in respect of those cancelled Options will vest in the same proportion and on the same vesting dates that those Options would have vested had they not been cancelled. On each applicable vesting date, the holder of that Option will be entitled to receive a number of ordinary shares of Reuters (or related American Depositary Shares, as applicable) equal to the number of shares of Multex Common Stock for which the cancelled Option would have become exercisable multiplied by an exchange ratio. The exchange ratio is equal to a fraction the numerator of which is the difference between $7.35 and the per share exercise price of the cancelled Option and the denominator of which is the dollar equivalent (determined on or about the relevant vesting date) of the trading price of ordinary shares of Reuters prior to the Effective Time (computed on an average of the mid-market closing prices over a defined period). In addition, if the price in dollars per Reuters' ordinary share (or related American Depositary Share, as applicable) on the day prior to the applicable vesting date multiplied by the number of ordinary shares (or related American Depositary Shares, as applicable) to be received by the holder on such vesting date is less than the difference between $7.35 and the per share exercise price of the cancelled Option multiplied by the number of shares of Multex Common Stock that would have become exercisable on such vesting date had the option not been cancelled, Reuters will pay the difference to the holder in cash.

     Treatment of Warrants. At or immediately before the Effective Time, each then outstanding Warrant will be converted into an obligation of the Surviving Corporation to pay upon exercise thereof, and a right of the holder thereof to receive in full satisfaction of such Warrant, cash in an amount in respect thereof equal to the product of (A) the Merger Consideration less the exercise price per share of Multex Common Stock subject to such Warrant and (B) the number of shares of Multex Common Stock subject to such Warrant. Reuters will pay the amount determined in accordance with the foregoing sentence after the Effective Time promptly upon any exercise by a holder of such Warrant in accordance with its terms.

     Indemnification and Insurance. Reuters agreed to cause the Surviving Corporation, and the Surviving Corporation agreed, to do the following:

          (a) The Surviving Corporation will indemnify and hold harmless all current and former officers and directors of Multex and of its Subsidiaries (the "Indemnified Parties") to the fullest extent permitted by applicable law and to the same extent and subject to the same terms as such persons are currently indemnified by the respective Certificates of Incorporation and Bylaws of Multex and of its Subsidiaries and under any indemnification agreement with Multex, for acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with the Merger Agreement and the consummation of the transactions contemplated thereby).

          (b) The Certificate of Incorporation of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in Article VIII of Multex's Certificate of Incorporation and
     Article VIII of Multex's Bylaws, as the same may exist on the date of the Merger Agreement.

          (c) For a period of not less than six years from the Effective Time, the Surviving Corporation will provide directors' and officers' insurance and indemnification policy in favor of the Indemnified Parties in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with the Merger Agreement and the consummation of transactions contemplated thereby) of at least the same coverage (with carriers at least substantially comparable to in claims paying rating to Multex's existing carriers) containing terms and conditions which are not at least as advantageous to the Indemnified Parties as those contained in the directors' and officers' insurance and indemnification policy maintained by Multex on the date of the Merger Agreement; provided, that (i) unless Reuters otherwise elects by written notice to Multex at least 7 days before the consummation of the Offer, Multex will be entitled to purchase (or, if Reuters so directs, Multex will be required to purchase) a directors' and officers' insurance and indemnification policy in connection with the Surviving Corporation's obligations described under this clause (c) at least 1 day before the final Expiration Date, so long as the cost of that policy does not exceed $2 million and (ii) if Multex so elects or is so directed by Reuters and such policy is so purchased, then the Surviving Corporation will be deemed to have satisfied its obligations described under this clause (c) in full.

          (d) The Merger Agreement provides that the provisions described under this section "Indemnification and Insurance" are intended for the benefit of, and are enforceable by, all Indemnified Parties and their respective heirs and personal representatives, and such persons will be entitled to reimbursement by the Surviving Corporation of fees and expenses (including reasonable attorneys' fees) incurred to enforce the terms described under this section.

     In the event Reuters or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then the obligations of Reuters or the Surviving Corporation, as the case may be, that are described under this section will survive such consolidation, merger or transfer, and, in each such case, to the extent necessary, proper provision must be made so that the successors and assigns of Reuters or the Surviving Corporation, as the case may be, must assume the obligations described under this section. Reuters will be responsible for any breach by the Surviving Corporation of the provisions described under this section. Any Indemnified Party wishing to claim indemnification from the Surviving Corporation (or Reuters in accordance with the terms described under this section), upon learning of any such claim, action, suit, proceeding or investigation, must promptly notify the Surviving Corporation or Reuters, as the case may be, thereof, although the failure to give any such notice promptly will not affect the respective rights and obligations of the parties described under this section, unless that failure materially prejudices the Surviving Corporation (and then only to the extent of that material prejudice). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation, as the case may be, will have the right to assume the defense thereof and Purchaser or the Surviving Corporation, as the case may be, will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof unless counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues that raise conflicts of interest between Purchaser and the Indemnified Parties (or among the Indemnified Parties) that make such assumption unadvisable, in which case the Indemnified Parties may retain counsel, reasonably satisfactory to the Surviving Corporation or Reuters, as the case may be, and Purchaser will pay the reasonable legal expenses of such Indemnified Party or Parties (but in no event shall the Surviving Corporation be liable for the fees and expenses of more than one counsel (other than local counsel) for the Indemnified Parties, or, in the event of such a conflict of interest among the Indemnified Parties than for each such conflicted Indemnified Party), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation or Reuters, as the case may be, will not be liable for any settlement effected without its prior written consent; provided, that the Surviving Corporation or Reuters, as the case may be, will not have any obligation under the Merger Agreement to any Indemnified Party when and if a court of competent jurisdiction ultimately determines, and such determination becomes final, that the indemnification of such Indemnified Party in the manner contemplated by the Merger Agreement is prohibited by applicable law.

     Treatment of Employee Benefits. From the Effective Time through the first anniversary thereof, each United States-based employee of Multex will continue to be provided with an annual base salary and employee benefits (other than severance benefits, stock option or other plans involving the issuance of securities) that in the aggregate are substantially comparable or better than those provided to the employee before the Effective Time. Each United States-based employee who is involuntarily terminated during this period without cause will be provided with severance for each year of service from the employee's most recent date of hire; provided, however, that in no event will service that would not have been credited under a comparable plan of Multex be counted.

     From the Effective Time through the six-month anniversary thereof, each non-United States-based employee of a foreign subsidiary of Multex will continue to be provided with an annual base salary and employee benefits (other than stock option or other plans involving the issuance of securities) that in the aggregate are substantially comparable or better than those provided to the non-United-States-based employees before the Effective Time.

     In general, employees will be given credit for all service with Multex and its subsidiaries for purposes of eligibility for participation and vesting under all benefit plans, policies and arrangements of Reuters and its subsidiaries in which the employee is eligible to participate, to the same extent that credit was given by Multex's applicable employee benefit plan, policy or arrangement. In addition, for each employee who becomes a participant in any welfare benefit plan of Reuters or its subsidiary, any pre-existing medical condition restrictions contained in that welfare benefit plan will be waived for that employee and his or her eligible dependents.

     The terms of the Multex.com, Inc. 1999 Employee Stock Purchase Plan (the "ESPP") permit suspension of the plan following the close of a purchase interval thereunder. Accordingly, the Merger Agreement provides that the plan will be suspended as of the close of the current purchase interval, and it is expected that this plan will be terminated upon consummation of the merger. Until the plan is suspended, any outstanding elections to purchase shares of Multex Common Stock under the ESPP will be honored, but no new purchase rights will be granted and participation by any newly eligible employees under the plan will be prohibited. The plan provides that the purchase price of shares of Multex Common Stock for participants under the plan during any purchase interval will be 85% of the lower of (i) the fair market value of shares of Multex Common Stock on the participant's entry date into the offering period for that purchase interval or (ii) the fair market value of shares of Multex Common Stock on the last day of that purchase interval (or, if the Effective Time is before the end of the current purchase interval, the fair market value of shares of Multex Common Stock immediately before the Effective Time). Plan participants with outstanding elections to purchase shares of Multex Common Stock in the current purchase interval will likely acquire shares of Multex Common Stock for this purchase interval at a significant discount from the Per Share Amount.

     Composition of the Board of Directors. The directors of Multex at the Effective Time will be the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation and until any removal in accordance therewith or until his or her successor is duly elected and qualified. If requested by Reuters, Multex will, promptly following the purchase by Purchaser of shares of Multex Common Stock pursuant to the Offer, take all actions necessary to cause persons designated by Reuters to become a majority of the members of the Board of Directors of Multex. In furtherance thereof, Multex will increase the size of the Board of Directors of

Multex, or secure the resignation of directors of Multex, or both, as is necessary to permit Reuters' designees to be elected to the Board of Directors of Multex; provided, however, that the parties will use their respective reasonable best efforts to ensure that, prior to the Effective Time, the Board of Directors of Multex will at all times have at least two members (the "Independent Directors") who were members of the Special Committee on the date of the Merger Agreement (each such individual, an "Independent Director"). At such time, Multex, if so requested, will cause persons designated by Purchaser to constitute a majority of each committee of the Board of Directors of Multex (other than the audit committee and the Special Committee), and of each Board of Directors of each Subsidiary of Multex and of each committee of each such Board (in each case involving Subsidiaries of Multex to the extent of Multex's ability to cause the election of such persons). If, however, there are in office fewer than two Independent Directors for any reason, Multex's Board of Directors will take all action necessary to cause a person designated by the remaining Independent Directors to fill such vacancy, which person will be deemed to be an Independent Director for all purposes of the Merger Agreement, or if no Independent Directors then remain, the other directors of Multex then in office will designate two persons to fill such vacancies who are not directors, officers or employees or affiliates of Reuters or the Purchaser or any of their respective Subsidiaries or affiliates and such persons will be deemed to be Independent Directors for all purposes of the Merger Agreement. Following the election or appointment of Reuters' designees as described in this section and until the Effective Time, the approval of a majority of the Independent Directors, if any, will be required to authorize any: (i) termination of the Merger Agreement by Multex; (ii) amendment of the Merger Agreement; (iii) extension by Multex of time for performance of any obligation or action under the Merger Agreement by Reuters or the Purchaser; (iv) waiver by Multex of compliance with any of the agreements or conditions contained in the Merger Agreement; (v) consent by Multex under the Merger Agreement, or (vi) other action of Multex under the Merger Agreement or in connection with the transactions contemplated thereby. Multex's obligations to appoint designees to the Board of Directors of Multex will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Multex will promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations described under this section (provided that Purchaser will have provided to Multex on a timely basis and will be responsible for all information required to be included in the Schedule 14D-9 with respect to such designees) and will include in the Schedule 14D-9 such information as is required under such Section and Schedule.

     Covenants, Representations and Warranties. The Merger Agreement contains certain other customary restrictions as to the conduct of Multex pending the Merger. The Merger Agreement also contains certain representations and warranties of each of the parties customary in transactions of this kind.

     Appraisal Rights. Holders of shares of Multex Common Stock do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of shares of Multex Common Stock who properly demands and perfects appraisal rights and who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of Multex Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the shares of Multex Common Stock, including, among other things, asset values and earning capacity.

     If any holder of shares of Multex Common Stock who demands appraisal under
Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal as provided in the DGCL, the shares of Multex Common Stock of such stockholder will be converted into the Per Share Amount in accordance with the Merger Agreement. A stockholder may withdraw his or her demand for appraisal by delivery to Purchaser of a written withdrawal of his demand for appraisal and a statement of acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is set forth in Schedule B to this Offer to Purchase and incorporated herein by reference.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

     THE TENDER AGREEMENT. THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE TENDER AGREEMENT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE TENDER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE TENDER AGREEMENT WHICH IS FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO AND IS INCORPORATED IN THIS OFFER TO PURCHASE BY REFERENCE.

     Concurrently with the execution and delivery of the Merger Agreement, Reuters and Purchaser entered into the Tender Agreement with Management. Pursuant to the Tender Agreement, Management agreed to promptly, but in any event no later than 15 business days following the commencement of the Offer, tender (or cause the relevant record holder(s) to tender) into the Offer the Tender Shares (1,209,908 shares of Multex Common Stock in the aggregate) and, to the extent consistent with applicable law, not withdraw, or cause to be withdrawn, any Tender Shares; provided, however, that (i) Management will not be required for purposes of the Tender Agreement to exercise any unexercised Options held by them and (ii) Management will not have any obligation to tender their Tender Shares into the Offer if that tender would cause them to incur liability under Section 16(b) of the Exchange Act.

     The Tender Agreement also provides that Management will not (x) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, their Tender Shares to any person other than Purchaser or Purchaser's designees provided, however, that (1) the restrictions described in this clause (x) will terminate on May 17, 2003, with respect to Management (except Isaak Karaev) and (2) three months prior to the expiration of any Option in accordance with its terms, any member of Management who holds that Option may sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any Tender Shares in connection with the exercise (cashless or otherwise) of that Option in an amount that is sufficient to satisfy the payment of any transaction costs and any tax liability incurred by such member of Management in connection with such exercise; (y) enter into, or otherwise subject his Tender Shares to, any voting arrangement, whether by proxy, voting agreement, voting trust, power of attorney or otherwise, with respect to his Tender Shares; or (z) take any other action that would in any way restrict, limit or interfere with the performance of his obligations under the Tender Agreement or the transactions contemplated by the Tender Agreement.

     The Tender Agreement provides that if Management's Tender Shares have not been previously accepted for payment and paid for by Purchaser pursuant to the Offer, then Management will vote its Tender Shares, or will cause the record holder(s) of its Tender Shares to vote their Tender Shares, at any meeting of the stockholders of Multex, however called, or in any written consent in lieu thereof, (i) in favor of the Merger and (ii) against any action or agreement that would impede, interfere with, delay, postpone, discourage or adversely affect the Merger or the Offer, including, but not limited to, any agreement or arrangement related to a Takeover Proposal. Pursuant to the Tender Agreement, Management has also granted to Purchaser, and to each officer of Reuters, an irrevocable proxy to vote their Tender Shares in the manner discussed in this paragraph.

     Under the Tender Agreement, Management has waived, and agreed to prevent the exercise of, any rights of appraisal or rights to dissent in connection with the Merger that they may have with respect to their Tender Shares.

     The Tender Agreement and the rights and obligations of the parties under the Tender Agreement will terminate, and be of no further force or effect, on the earliest to occur of (i) the Effective Time; (ii) the termination of the Tender Agreement by written notice from Reuters to Management and (iii) the termination of the Merger Agreement in accordance with its terms.

     THE EMPLOYMENT AGREEMENT. THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE EMPLOYMENT AGREEMENT (THE "EMPLOYMENT AGREEMENT"), DATED FEBRUARY 17, 2003, BETWEEN REUTERS AMERICA AND ISAAK KARAEV. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE EMPLOYMENT AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE EMPLOYMENT AGREEMENT WHICH IS FILED WITH THE SEC AS AN EXHIBIT TO THE SCHEDULE TO AND IS INCORPORATED IN THIS OFFER TO PURCHASE BY REFERENCE. THE SCHEDULE TO MAY BE OBTAINED FROM REUTERS AT THE ADDRESS SET FORTH IN "THE TENDER OFFER -- CERTAIN INFORMATION CONCERNING REUTERS AND PURCHASER" OR FROM THE SEC AS SET FORTH IN "THE TENDER OFFER -- CERTAIN INFORMATION CONCERNING MULTEX." THE EMPLOYMENT AGREEMENT MAY BE OBTAINED FROM REUTERS AT SUCH ADDRESS, OR FROM MULTEX AS SET FORTH IN "THE TENDER OFFER -- CERTAIN INFORMATION CONCERNING MULTEX."

     In the course of negotiating the Merger Agreement with Multex, after discussing the principal financial concerns and other principal concerns, there was discussion of the value of Mr. Karaev and the management team as important assets to the success of Multex going forward. On February 17, 2003, as part of Reuters' effort to retain the employment of Mr. Karaev after the completion of the Merger, Reuters America executed the Employment Agreement with Mr. Karaev containing terms and conditions that are comparable in the aggregate to similarly situated executives of Reuters. Mr. Karaev's execution of the Employment Agreement was and is in no way related to his decision to tender his shares of Multex Common Stock in connection with the Offer or his decision as a member of Multex's Board of Directors to recommend the Offer and the Merger.

     Employment by Reuters America. Mr. Karaev will join Reuters America as President of the Investment Banking and Brokerage segment of Reuters America. Mr. Karaev's employment with Reuters America is for a period of two years (unless earlier terminated) and contingent upon Reuters' acquisition of a majority of the shares of Multex Common Stock.

     Base Salary and Annual Bonus Opportunity. Mr. Karaev's base salary will be $375,000, and his annual bonus opportunity will be 75% of his base salary.

     Equity. If Mr. Karaev remains in the continuous employ of Reuters America for the two year term of the employment agreement, he will be eligible to receive 200,000 ordinary shares of Reuters.

     Benefits. Mr. Karaev will be eligible to participate in or receive benefits under Reuters America's various employee benefit plans.

     Indemnity. For the period of his employment and thereafter, Reuters will indemnify Mr. Karaev for any and all liabilities incurred by him while acting in good faith in accordance with his duties and responsibilities as an officer or employee of Reuters.

     Non-Disclosure of Confidential Information. At all times during the period of Mr. Karaev's employment with Reuters America and thereafter, Mr. Karaev will hold all Reuters America "confidential information" in the strictest of confidence and will not, without prior consent, disclose, divulge, reveal or communicate to any person whomsoever, or use for any purpose other than for the exclusive benefit of Reuters and its Subsidiaries and affiliates, any confidential information whatsoever, whether contained in Mr. Karaev's memory or embodied in writing, electronic or other form.

     Non-Competition and Non-Solicitation of Customers or Employees. At all times during the period of Mr. Karaev's employment with Reuters America and for a period of another (a) 12 months if his employment ceases on or prior to his first anniversary with Reuters America or (b) six months if his employment ceases after his first anniversary with Reuters America, Mr. Karaev will not, directly or indirectly, (i) own, manage, operate, control, be employed by, participate in, or be connected with, in any manner, any business enterprise listed on a schedule to the employment agreement or any entity created from, divested from or merged with any of the scheduled business enterprises, (ii) become a founder or a 10% or greater stockholder of a new company whose principal business or businesses compete with any of Reuters' businesses, (iii) solicit, seek to do business with, or interfere or damage any relationship with any customer or client, former customer or client or prospective customer or client of Reuters with whom Mr. Karaev comes into contact or becomes aware of, or about whom Mr. Karaev obtained confidential information, while employed by Reuters America or (iv) on behalf of himself or another person, solicit, lure away, hire or encourage to resign any Reuters employees with whom Mr. Karaev had contact or about whom Mr. Karaev became aware or obtained confidential information while employed by Reuters America, or assist or aid in any such activity.

     Severance Benefits. If Mr. Karaev is terminated without "cause" by Reuters America or he terminates his employment for "good reason", he will be entitled to receive: (a) in a lump sum payment an amount equal to (i) any accrued but unpaid salary for services rendered to the date of termination, (ii) any accrued but unused vacation, (iii) in the case of termination without "cause", three months notice of termination and, if such notice is not provided, salary for up to three months in lieu of notice, (iv) severance equal to 48 weeks of base salary and (v) his prorated annual bonus amount and (b) the 200,000 ordinary shares of Reuters.

10.  TRANSACTIONS AND ARRANGEMENTS CONCERNING MULTEX COMMON STOCK

     Except for the Tender Shares as described in "-- Purpose of the Offer; Plans for Multex," and except as set forth in "-- Background of the Offer; Contacts with Multex" and "-- Purpose of the Offer; Plans for Multex," neither Reuters nor Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any shares of Multex Common Stock or has engaged in any transactions in shares of Multex Common Stock in the past 60 days. None of Reuters, Purchaser, Reuters America Holdings, Reuters International, Reuters Overseas, Reuters UK, Reuters Limited, Reuters Holdings and Reuters Investments has purchased any shares of Multex Common Stock during the past two years.

                                THE TENDER OFFER

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

     Upon the terms and subject to the satisfaction or, to the extent permitted by the Merger Agreement, waiver of the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 and, if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")) as of the final Expiration Date (as defined below), Purchaser will accept for payment and pay for all shares of Multex Common Stock duly tendered and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, March 25, 2003, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period from the date hereof until 12:00 midnight, New York City time, on Tuesday, March 25, 2003, as such period might be extended is referred to as the "Offering Period."

     Purchaser may elect, in its sole discretion, to provide a subsequent offering period of three to 20 business days (the "Subsequent Offering Period") following its acceptance for payment of shares of Multex Common Stock in the Offer. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, immediately following the expiration of the Offering Period, in which stockholders would be able to tender shares of Multex Common Stock not tendered during the Offering Period. If Purchaser decides to provide a Subsequent Offering Period, Purchaser will make an announcement to that effect and indicating the approximate number and percentage of shares of Multex Common Stock deposited as of the expiration of the Offering Period by issuing a press release no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offering Period, will immediately begin the Subsequent Offering Period and will immediately accept and promptly pay for all the shares of Multex Common Stock tendered during the Offering Period. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

     Subject to the terms of the Merger Agreement (see "SPECIAL FACTORS -- The Merger Agreement; The Tender Agreement and The Employment Agreement") and applicable rules and regulations of the SEC, Purchaser might have to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all shares of Multex Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's shares of Multex Common Stock. See "-- Right of Withdrawal." Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares of Multex Common Stock promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered shares of Multex Common Stock (x) if the Minimum Condition is not satisfied, (y) if the termination or expiration of any applicable waiting period under the HSR Act, or the termination, expiration or other satisfaction of any other comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions has not occurred or (z) if any of the other events specified in Section 13 has occurred and is continuing. Pursuant to the Merger Agreement, Purchaser also reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of Multex, Purchaser may not (i) waive the Minimum Condition,
(ii) reduce the number of shares of Multex Common Stock subject to the Offer,
(iii) reduce the price per share of Multex Common Stock to be paid pursuant to the Offer, (iv) modify or add to the Offer Conditions or (v) change the form of consideration payable in the Offer.

     Purchaser shall be obligated (i) to extend the Offer from time to time if at the Expiration Date any of the Offer Conditions are not satisfied, until the Offer Conditions are satisfied (or, to the extent permitted under the Merger Agreement, waived) and (ii) to extend the Offer for any period required by any order, decree or rating of, or any rule, regulation, interpretation or position of any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity") applicable to the Offer. Following the final Expiration Date and consummation of the Offer, Purchaser may, in its sole discretion, provide for a Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act. Upon the terms and subject to the satisfaction or, to the extent permitted by the Merger Agreement, waiver of the conditions of the Offer (including the Offer Conditions) as of the final Expiration Date, Purchaser will accept for payment and pay for all shares of Multex Common Stock duly tendered and not withdrawn promptly after the Expiration Date. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. If Purchaser accepts any shares of Multex Common Stock for payment pursuant to the terms of the Offer, it will accept for payment all shares of Multex Common Stock validly tendered and not withdrawn during the Offering Period and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all shares of Multex Common Stock so accepted for payment and will immediately accept for payment and promptly pay for all shares of Multex Common Stock as they are tendered in any Subsequent Offering Period. Consistent with applicable rules and regulations of the SEC, Purchaser reserves the right not to accept shares of Multex Common Stock for payment upon expiration of the Offer if any condition to the Offer remains unsatisfied and unwaived. Purchaser confirms that its reservation of the right to delay payment for shares of Multex Common Stock which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

     Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

     If, during the Offering Period, Purchaser shall decrease the percentage of shares of Multex Common Stock being sought or increase or decrease the consideration offered to holders of shares of Multex Common Stock, such increase or decrease shall be applicable to all holders whose shares of Multex Common Stock are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of shares of Multex Common Stock, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten-business-day period.

     Multex has provided Purchaser with Multex's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the shares of Multex Common Stock. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of shares of Multex Common Stock and will be furnished by Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of Multex Common Stock.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES OF MULTEX COMMON STOCK

     Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all shares of Multex Common Stock validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all shares of Multex Common Stock validly tendered and not withdrawn during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and shares of Multex Common Stock validly tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for shares of Multex Common Stock if any necessary governmental filings, authorizations, orders and approvals described in "-- Certain Conditions of the Offer" and "-- Certain Legal Matters" shall not have been obtained or made. See "-- Certain Conditions of the Offer" and "-- Certain Legal Matters." In all cases, payment for shares of Multex Common Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such shares of Multex Common Stock (or a confirmation of a book-entry transfer of such shares of Multex Common Stock (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), (iii) any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in "Valid Tender" in "-- Procedure for Tendering Shares of Multex Common Stocks and Warrants"), and (iv) any other required documents.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment shares of Multex Common Stock validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such shares of Multex Common Stock pursuant to the Offer. Payment for shares of Multex Common Stock accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PER SHARE AMOUNT FOR SHARES OF MULTEX COMMON STOCK BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered shares of Multex Common Stock are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more shares of Multex Common Stock than are tendered, certificates for such unpurchased shares of Multex Common Stock will be returned, without expense to the tendering stockholder (or, in the case of shares of Multex Common Stock tendered by book-entry transfer of such shares of Multex Common Stock into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "-- Procedure for Tendering Shares of Multex Common Stocks and Warrants," such shares of Multex Common Stock will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable after the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Reuters the right to purchase all or any portion of the shares of Multex Common Stock tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for shares of Multex Common Stock validly tendered and accepted for payment pursuant to the Offer. "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding any partnership, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting general partnership interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. References to a wholly owned Subsidiary of an entity include a Subsidiary all the common equity interests of which are owned directly or through wholly owned Subsidiaries by such entity.

3.  PROCEDURE FOR TENDERING SHARES OF MULTEX COMMON STOCK AND WARRANTS

     VALID TENDER. To tender shares of Multex Common Stock pursuant to the Offer (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase and (i) certificates for the shares of Multex Common Stock to be tendered must be received by the Depositary at one of such addresses prior to the Expiration Date, (ii) such shares of Multex Common Stock must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal) prior to the Expiration Date or (iii) such shares of Multex Common Stock must be delivered pursuant to the procedures for delivery of Warrants described below or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Multex Common Stock which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the shares of Multex Common Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of shares of Multex Common Stock by causing the Book-Entry Transfer Facility to transfer such shares of Multex Common Stock into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of shares of Multex Common Stock may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares of Multex Common Stock into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     TENDER OF SHARES OF MULTEX COMMON STOCK THROUGH DELIVERY OF WARRANTS. As a convenience to holders of Warrants to purchase shares of Multex Common Stock, such holders may tender the shares of Multex Common Stock for which their Warrants are exercisable through the delivery of certificates representing the Warrants duly completed for exercise assigning all shares of Multex Common Stock issuable thereunder to Purchaser, directing that an amount equal to the aggregate exercise price of the Warrants be paid from such holders' sales proceeds to Multex and following such other procedures as are set forth in the Letter of Transmittal. To tender shares of Multex Common Stock through the delivery of certificates representing Warrants pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, including authorization to exercise the Warrants delivered (as if the cash exercise price for the Warrants had been paid) and to deduct the aggregate exercise price of such Warrants from the aggregate amount payable in respect of the shares of Multex Common Stock for which such Warrants are exercisable and pay such amount to Multex, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, (b) certificates for the Warrants and (c) a completed form of the Subscription Form (in the form attached to each Warrant as Exhibit A) for each Warrant so delivered, executed by the holder of such Warrant and directing that shares of Multex Common Stock issued on exercise be registered in the name of Purchaser must all be received by the Depositary prior to the Expiration Date at one of its addresses listed on the back cover of this Offer to Purchase. Holders of Warrants who wish to tender shares of Multex Common Stock pursuant to procedures for book-entry transfer or guaranteed delivery procedures must first exercise their Warrants for shares of Multex Common Stock. See Instruction 12 of the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SHARES OF MULTEX COMMON STOCK, INCLUDING SHARES OF MULTEX COMMON STOCK REPRESENTED BY WARRANTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT SUCH CERTIFICATES AND DOCUMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the shares of Multex Common Stock) of shares of Multex Common Stock tendered therewith and such registered holder has not completed the "Special Payment Instructions" or the "Special Delivery Instructions" on the Letter of Transmittal or (b) if such shares of Multex Common Stock are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for shares of Multex Common Stock are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares of Multex Common Stock not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. A stockholder who desires to tender shares of Multex Common Stock pursuant to the Offer and whose certificates for shares of Multex Common Stock are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such shares of Multex Common Stock by following all of the procedures set forth below:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery (or a manually signed facsimile thereof) is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered shares of Multex Common Stock, in proper form for transfer (or a Book-Entry Confirmation with respect to all such shares of Multex Common Stock), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The Nasdaq Stock Market's National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     OTHER REQUIREMENTS. Notwithstanding any other provision of this document, payment for shares of Multex Common Stock accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of
(a) certificates evidencing (or a timely Book-Entry Confirmation with respect to) such shares of Multex Common Stock, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of Multex Common Stock or Book-Entry Confirmations with respect to shares of Multex Common Stock are actually received by the Depositary.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PER SHARE AMOUNT OF THE SHARES OF MULTEX COMMON STOCK BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     TENDER CONSTITUTES AN AGREEMENT. The valid tender of shares of Multex Common Stock (including the tender of shares of Multex Common Stock through the delivery of Warrants) pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     APPOINTMENT. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints Purchaser, its officers and its designees, and each of them, as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the shares of Multex Common Stock tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all dividends, distributions, rights, other shares of Multex Common Stock or other securities issued or issuable in respect of such shares of Multex Common Stock on or after February 18, 2003 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered shares of Multex Common Stock. Such appointment will be effective when, and only to the extent that, Purchaser deposits the payment for such shares of Multex Common Stock with the Depositary. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of the shares of Multex Common Stock tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, without further action, all prior powers of attorney, proxies and consents given by such stockholder with respect to the tendered shares of Multex Common Stock will be revoked, and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the shares of Multex Common Stock (and any and all Distributions) for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of Multex, actions by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for shares of Multex Common Stock to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such shares of Multex Common Stock, Purchaser must be able to exercise full voting, consent and other rights with respect to such shares of Multex Common Stock (and any Distributions).

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Multex Common Stock will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Multex Common Stock of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Multex Common Stock will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Reuters, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

     BACKUP WITHHOLDING. See "SPECIAL FACTORS -- Certain Federal Income Tax Consequences of the Offer."

4.  RIGHTS OF WITHDRAWAL

     Tenders of shares of Multex Common Stock made pursuant to the Offer are irrevocable except that shares of Multex Common Stock tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 26, 2003. There will be no withdrawal rights during any Subsequent Offering Period for shares of Multex Common Stock tendered during the Subsequent Offering Period.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the shares of Multex Common Stock to be withdrawn, the number of shares of Multex Common Stock to be withdrawn and the names in which the certificate(s) evidencing the shares of Multex Common Stock to be withdrawn are registered, if different from that of the person who tendered such shares of Multex Common Stock. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of Multex Common Stock have been tendered for the account of an Eligible Institution. If shares of Multex Common Stock have been tendered pursuant to the procedures for book-entry tender as set forth in "-- Procedure for Tendering Shares of Multex Common Stock and Warrants," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Multex Common Stock. If certificates for shares of Multex Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Multex Common Stock to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Reuters, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered shares of Multex Common Stock may not be rescinded, and any shares of Multex Common Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares of Multex Common Stock may be re-tendered by following one of the procedures described in "-- Procedure for Tendering Shares of Multex Common Stock and Warrants" at any time prior to the Expiration Date.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of shares of Multex Common Stock or is unable to accept for payment shares of Multex Common Stock pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered shares of Multex Common Stock, and such shares of Multex Common Stock may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this "-- Rights of Withdrawal."

5.  PRICE RANGE OF SHARES OF MULTEX COMMON STOCK

     The shares of Multex Common Stock are quoted on Nasdaq under the symbol "MLTX." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the shares of Multex Common Stock on Nasdaq based upon public sources:

                                                                 SALES PRICE
                                                              -----------------
                                                               HIGH       LOW
                                                              -------   -------
CALENDAR YEAR
2001:
  First Quarter.............................................  $22.375   $11.250
  Second Quarter............................................   17.750    12.000
  Third Quarter.............................................   17.250     1.880
  Fourth Quarter............................................    7.050     2.000
2002:
  First Quarter.............................................    6.470     3.750
  Second Quarter............................................    4.910     3.250
  Third Quarter.............................................    3.950     2.900
  Fourth Quarter............................................    5.000     2.840
2003:
  First Quarter (through February 25, 2003).................    7.321     4.000

     On February 14, 2003, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price on Nasdaq was $4.58 per share of Multex Common Stock. On February 25, 2003, the last full trading day prior to commencement of the Offer, the reported closing price on Nasdaq was $7.29 per share of Multex Common Stock. To date, Multex has never paid a dividend on the shares of Multex Common Stock. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES OF MULTEX COMMON STOCK.

6.  CERTAIN INFORMATION CONCERNING MULTEX

     Multex was incorporated in Delaware in 1993 and became a public company on March 17, 1999. Multex's principal executive offices are located at 100 William Street, 7th Floor, New York, New York 10038 (telephone number (212) 607-2400). Multex has described its business as follows:

     Multex is a global provider of investment information and technology solutions for the financial services industry. Multex's clients include investment management firms, broker/dealers, investment banks, retail brokerages, investor relations departments, corporate, consulting and legal information centers, and individual investors. Multex's services enable timely online access to a multitude of proprietary and partner content and tools, delivered through its own channels and those of its partners.

     Multex's content offering includes over 5,500,000 research reports on more than 46,000 companies. These reports are published by over 850 investment banks, brokerage firms and third-party research providers worldwide. It offers research reports from all the top Institutional Investor-ranked United States, European, Asian and Latin American brokerage firms, including Merrill Lynch, Morgan Stanley, Goldman Sachs, and Salomon Smith Barney. Multex also provides access to real-time earnings, revenue and other estimates on over 16,000 companies in over 60 countries worldwide, and corporate and financial information on more than 25,000 companies.

     Through Multex's own websites and a number of strategic distribution relationships, millions of users, including institutional investors and financial professionals, brokers and their clients, corporate executives and individual investors, are able to use its services. In providing investment information, Multex's technology expertise is a key differentiator, allowing Multex to become a leading provider of private-labeled Internet and intranet information delivery solutions for its target markets. Multex has built complex, highly effective browser-based client solutions that aggregate and integrate information from multiple sources. These solutions also provide precision searching capabilities, and disseminate information to internal and/or external audiences based on client-defined access and authentication rules in a highly secure environment. Multex offers a full range of hosting solutions for these private-labeled solutions, including 24-hour support and maintenance.

     Set forth below is certain summary consolidated financial information for Multex for the years ended December 31, 2001, and December 31, 2000, as contained in Multex's Annual Report on Form 10-K (the "Form 10-K"), as well as unaudited financial information for the year ended December 31, 2002, as contained in Multex's press release dated January 30, 2003. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and press release and other documents filed by Multex with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below. See "Available Information" below.

                                MULTEX.COM, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                                    YEAR ENDED     YEARS ENDED DECEMBER 31,
                                                   DECEMBER 31,    ------------------------
                                                       2002           2001          2000
                                                   ------------    ----------    ----------
                                                   (UNAUDITED)            (AUDITED)
STATEMENT OF OPERATIONS
Net revenues.....................................    $ 92,378       $ 93,700      $ 85,942
Gross profit.....................................      68,766         68,526        68,103
Loss from operations.............................      (7,522)       (42,717)       (4,226)
Net loss.........................................      (7,412)       (42,735)       (1,195)
BALANCE SHEET DATA
Total current assets.............................    $ 68,717       $ 64,274      $ 79,769
Total assets.....................................     134,950        134,886       174,521
Total current liabilities........................      20,775         17,369        25,190
Total long term liabilities......................       5,256          3,251         3,206
Total stockholders' equity.......................     108,919        114,266       146,125
Total liabilities and stockholders' equity.......     134,950        134,886       174,521

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data for Multex. Basic and diluted earnings per share of Multex Common Stock and book value is presented for the years ended December 31, 2002, 2001 and 2000.

                                                                          YEARS ENDED
                                                          YEAR ENDED     DECEMBER 31,
                                                         DECEMBER 31,   ---------------
                                                             2002        2001     2000
                                                         ------------   ------   ------
                                                         (UNAUDITED)       (AUDITED)
Basic and diluted net loss per share of Multex Common
  Stock................................................     $(0.23)     $(1.33)  $(0.04)
Book value per share of Multex Common Stock............     $ 3.36      $ 3.51   $ 4.60

     Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders' equity by the weighted average of shares of common stock outstanding.

     Multex historically has not reported a ratio of earnings to fixed charges.

     Except as otherwise set forth in this Offer to Purchase, the information concerning Multex contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Reuters, Purchaser, the Information Agent and the Dealer Manager have no knowledge that would indicate that any statements contained in this Offer to Purchase based on such documents and records are untrue, Reuters, Purchaser, the Information Agent and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Multex to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Reuters, Purchaser, the Information Agent or the Dealer Manager.

     CERTAIN MULTEX PROJECTIONS. In the course of the discussions between Reuters and Multex, Multex provided Reuters with certain financial information and projections prepared by Multex that are not available publicly. These projections are referred to in this Offer to Purchase as the "Multex Forecasts." The Multex Forecasts included summarized 2003 operating budget information (the "2003 Multex Budget Information") that was consistent with public guidance provided by Multex in an analysts' and earnings call conducted January 30, 2003. The 2003 Multex Budget Information included: (1) estimated 2003 revenues of $99,200,000, (2) estimated 2003 EBITDA of $16,000,000 and (3) estimated 2003 net loss of $3,700,000.

     CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS. Certain matters discussed herein, including, without limitation, the 2003 Multex Budget Information set forth above, are forward-looking statements that involve risks and uncertainties. The 2003 Multex Budget Information is included by Purchaser in this Offer to Purchase solely because such information was provided to Reuters during the course of its evaluation of Multex. Other than the 2003 Multex Budget Information, Reuters and Purchaser did not rely on or use the Multex Forecasts in their valuation of Multex. Multex has advised Purchaser that
(i) it does not, as a matter of course, make public forecasts as to future revenues or profits, (ii) the foregoing projections were based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond Multex's control and (iii) there can be no assurance that the projected results can be realized or that actual results will not be materially higher or lower than those projected. Multex has made no representations to Reuters or Purchaser regarding such information and Multex does not assume any responsibility for the achievement of the Multex Forecasts. None of Reuters, Purchaser, the Dealer Manager, the Information Agent or any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completion of the Multex Forecasts. None of Reuters, Purchaser or Multex anticipates that it will, and each of Reuters, Purchaser and Multex disclaims any obligation to, furnish updated forecasts or projections to any person, cause such information to be included in documents required to be filed with the SEC or otherwise make such information public (irrespective in any such case of whether the Multex Forecasts, in light of events or developments occurring after the time at which they were originally prepared, shall have ceased to have a reasonable basis).

     AVAILABLE INFORMATION. Multex is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Multex's directors and officers, their remuneration, stock options granted to them, the principal holders of Multex's securities, any material interests of such persons in transactions with Multex and other matters is required to be disclosed in proxy statements distributed to Multex's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

7.  CERTAIN INFORMATION CONCERNING REUTERS AND PURCHASER

     Reuters is a public limited company organized under the laws of England and Wales with principal executive offices located at 85 Fleet Street, 7th Floor, London, EC4P 4AJ, England. Its telephone number at that address is 011-44-207-250-1122. Reuters, the global information company, provides indispensable information tailored for professionals in the financial services, media and corporate markets. Reuters' information is trusted and drives decision making across the globe based on our reputation for speed, accuracy and independence. Reuters has staff in 94 countries, including editorial staff in 197 bureaus serving approximately 130 countries, making Reuters the largest international multimedia news agency. In 2002, Reuters had revenues of L3.6 billion ($5.8 billion calculated as December 31, 2002).

     Purchaser is a Delaware corporation with principal executive offices located at c/o Reuters America Inc., 3 Times Square -- 20th Floor, New York, New York 10036. Its telephone number at that address is (646) 223-4200. To date, Purchaser has engaged in no activities other than those incident to its formation and the commencement of the Offer. All of the outstanding stock of Purchaser is held indirectly by Reuters and directly by Reuters America Holdings Inc. ("Reuters America Holdings"), a Delaware corporation with its principal business office located at 153 Route de Thonon, 1245 Collonge-Bellerive, Geneva, Switzerland. The following information is provided pursuant to the rules promulgated under the Exchange Act. All of the outstanding stock of Reuters America Holdings is held by Reuters International Holdings Sarl ("Reuters International"), a Swiss company with its principal business office at 153 Route de Thonon, 1245 Collonge-Bellerive, Geneva, Switzerland. All of the outstanding stock of Reuters International is held by Reuters Overseas Holdings BV ("Reuters Overseas"), a Netherlands company with its principal business office at Drentestraat 11, Amsterdam 1083 HK, The Netherlands. Approximately 98% of the outstanding stock of Reuters Overseas is held by Reuters Group Overseas Holdings
(UK) Limited ("Reuters UK"), an English company with its principal business office at 85 Fleet Street, London EC4P 4AJ, England, and approximately 2% of the outstanding stock of Reuters Overseas is held by Blaxmill (Five) Limited, an English company with its principal business office at 85 Fleet Street, London EC4P 4AJ, England. All of the outstanding stock of Reuters UK and Blaxmill
(Five) Limited is held by Reuters Limited ("Reuters Limited"), an English company with its principal business office at 85 Fleet Street, London EC4P 4AJ, England. All of the outstanding stock of Reuters Limited is held by Reuters Holdings Limited ("Reuters Holdings"), an English company with its principal business office at 85 Fleet Street, London EC4P 4AJ, England. Approximately 97% of the outstanding stock of Reuters Holdings is held by Reuters Investments Limited ("Reuters Investments"), an English company with its principal business office at 85 Fleet Street, London EC4P 4AJ, England, and approximately 3% of the outstanding stock of Reuters Holdings is held by Telfer Investments Australia Pty Limited ("Telfer Investments"), an Australian company with its principal business office at Level 30, St. Margaret Street, Sydney 2000, New South Wales, Australia. All of the outstanding stock of Telfer Investments is held by Telfer Pty Limited ("Telfer Pty"), an Australian company with its principal business address at Level 30, St. Margaret Street, Sydney 2000, New South Wales, Australia. Approximately 45% of the outstanding stock of Telfer Pty is held by Reuters Group Nominees Limited, an English company with its principal business office at 85 Fleet Street, London EC4P 4AJ, England, approximately 33% of the outstanding stock of Telfer Pty is held by Alta Limited ("Alta") a Cook Islands company with a principal business at Bermuda House, Tutakimoa Road, Rarotonga, Cook Islands, and approximately 22% of the outstanding stock of Telfer Pty is held by Reuters Nederland BV ("Reuters Nederland") a Dutch company with its principal business office at Drentestraat 11, Amsterdam 1083 HK, The Netherlands. Reuters Group Nominees Limited is a private company limited by guarantee and without share capital. Approximately 31% of the outstanding stock of Alta is held by Reuters Europe Middle East and Africa (Central Region) Limited, a Guernsey company with its principal business office at 26 Cornet Street, St. Peters Port, Guernsey, GY1 1LF, Channel Islands, and approximately 69% of the outstanding share capital of Alta is held by Reuters Nederland. All the outstanding stock of Reuters Nederland and Reuters Europe Middle East and Africa (Central Region) Limited is held by Reuters International. All of the outstanding stock of Reuters Investments is held by Reuters. The principal business of Reuters America Holdings, Reuters International, Reuters Overseas, Reuters UK, Blaxmill (Five) Limited, Reuters Holdings, Reuters Investments, Telfer Investments, Telfer Pty, Reuters Group Nominees, Alta, Reuters Nederland and Reuters Europe Middle East and Africa (Central Region) Limited is to hold shares of indirect subsidiaries of Reuters. The principal
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business of Reuters Limited is to act as the principal worldwide operating subsidiary of Reuters. Purchaser and Reuters have made no arrangements in connection with the Offer to provide holders of shares of Multex Common Stock access to their corporate files or to obtain counsel or appraisal services at their expense.

     OTHER INFORMATION REGARDING REUTERS AND PURCHASER. The name, citizenship, business address, current principal occupation (including the name, business and address of the organization in which such occupation is conducted) and material positions held during the past five years (including the name of the organization in which such occupation was conducted), of each of the directors and executive officers of Reuters and Purchaser are set forth in Schedule A to this Offer to Purchase. During the past five years, none of Reuters, Purchaser, Reuters America Holdings, Reuters International, Reuters Overseas, Reuters UK, Reuters Limited, Reuters Holdings, Reuters Investments or any of the persons listed on Schedule A to this Offer to Purchase has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of a violation of United States federal or state securities laws.

     Except as described in "SPECIAL FACTORS -- Background of the Offer; Contacts with Multex" and "SPECIAL FACTORS -- Purpose of the Offer; Plans for Multex," there have been no negotiations, transactions or material contacts during the past two years between Reuters or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and Multex or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets nor, to the best knowledge of Reuters and Purchaser, have there been any negotiations or material contacts between subsidiaries, executive officers and directors. Except as described in "SPECIAL FACTORS -- Background of the Offer; Contacts with Multex" and "SPECIAL FACTORS -- Purpose of the Offer; Plans for Multex," none of Reuters, Purchaser, Reuters America Holdings, Reuters International, Reuters Overseas, Reuters UK, Reuters Limited, Reuters Holdings and Reuters Investments, nor, to the best knowledge of Reuters and Purchaser, any of the persons listed in Schedule A hereto, has had any transaction with Multex or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

8.  SOURCE AND AMOUNT OF FUNDS

     Reuters and Purchaser estimate that the total amount of funds required to purchase the maximum amount of securities sought in the Offer will be approximately $237,908,688. This calculation is based on information regarding the capitalization of Multex provided by Multex, assumes that all shares of Multex Common Stock issued and outstanding, other than shares of Multex Common Stock owned by Reuters, Purchaser or any of their respective affiliates, will be tendered into the Offer and that all Options and Warrants with an exercise price that is less than the Per Share Amount and which are or which will be exercisable prior to the Expiration Date will be exercised prior to the Expiration Date and the shares of Multex Common Stock received upon exercise of such Options and Warrants will be tendered into the Offer and does not deduct the total exercise price of all such Options and Warrants (based on information provided by Multex, the total exercise price of all such Options and Warrants is approximately $4,677,035). Collectively, Reuters and Purchaser currently have sufficient cash resources available to consummate the Offer and the Merger.

9.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Reuters' obligation to pay for or return tendered shares of Multex Common Stock promptly after termination or withdrawal of the Offer), Purchaser will not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered shares of Multex Common Stock if (i) the Minimum Condition has not occurred, (ii) the termination or expiration of any applicable waiting period under the HSR Act, or the termination, expiration or other satisfaction of any other comparable provisions under any applicable pre-

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merger notification laws or regulations of foreign jurisdictions has not occurred or (iii) on the relevant Expiration Date, any of the following events have occurred and be continuing:

          (a) (i) the representations and warranties of Multex contained in the Merger Agreement that are qualified by, or contain exceptions relating to, materiality, Company Material Adverse Effect (as defined below) or any similar standard or qualification, were not true and correct in all respects as of the date of the Merger Agreement, except to the extent expressly made as of an earlier date, in which case as of such earlier date, (ii) the representations and warranties of Multex that are not so qualified or do not contain any such exceptions, were not true and correct in all material respects as of the date of the Merger Agreement, except to the extent expressly made as of an earlier date, in which case as of such earlier date, or (iii) Multex will have breached or failed to perform in any material respect any of its obligations under the Merger Agreement;

          (b) except for the Agreed Representations (as defined below) and the representations and warranties contained in Sections 4.6(a) and 4.6(b) of the Merger Agreement, the representations and warranties of Multex that are contained in the Merger Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification), are not true and correct on either (as applicable) (i) the relevant Expiration Date if a Condition Termination Date (as defined below) has not previously occurred or (ii) on the Condition Termination Date, in each case, as if made at and as of that date (except to the extent expressly made as of an earlier date, in which case as of that earlier date), and, in either such case, those inaccuracies have had or are reasonably likely to have, whether individually or in the aggregate, a Company Material Adverse Effect as of the relevant Expiration Date (in the case of clause (i) of this condition) or as of the Condition Termination Date (in the case of clause (ii) and which inaccuracies, in the case of clause (ii), will not have been previously cured to the extent sufficient to satisfy this condition by the relevant Expiration Date);

          (c) (i) each of the Agreed Representations of Multex that are contained in the Merger Agreement that are qualified by, or contain exceptions relating to, materiality, Company Material Adverse Effect or any similar standard or qualification, are not true and correct in all respects as of the relevant Expiration Date, as if made on and as of that date (except to the extent expressly made as of an earlier date, in which case as of that earlier date), or (ii) each of the Agreed Representations of Multex that are contained in the Merger Agreement that are not so qualified or do not contain any such exceptions, are not true and correct in all material respects as of the relevant Expiration Date, as if made on and as of that date (except to the extent expressly made as of an earlier date, in which case as of that earlier date);

          (d) the representations and warranties contained in Sections 4.6(a) and 4.6(b) of the Merger Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification), are not true and correct on the relevant Expiration Date, as if made on and as of that date (except to the extent expressly made as of an earlier date, in which case as of that earlier date), and any such inaccuracy(ies) has
     (have) had or is (are) reasonably likely to have, whether individually or in the aggregate, a Company Material Adverse Effect as of the relevant Expiration Date;

          (e) there will have been instituted, pending or threatened in writing any suit, claim, action, litigation, proceeding, investigation or other application (an "Action") that has been brought by any Governmental Entity which has a reasonable prospect of success: (i) challenging or seeking to, or which is reasonably likely to, make illegal or otherwise directly or indirectly restrain or prohibit the consummation of the transactions contemplated by the Offer or the Merger; (ii) seeking to obtain any material damages relating to the transactions contemplated by the Offer or the Merger; (iii) seeking to prohibit, or impose any material limitations on, Reuters' or Purchaser's ownership or operation of all or any material portion of their or Multex's business, license or other assets (including the business, license or other assets of their respective affiliates and subsidiaries), or to compel Reuters or Purchaser to dispose of or hold separate all or any material portion of Reuters' or Purchaser's or Multex's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the

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

     transactions contemplated by the Offer or the Merger; (iv) seeking to impose material limitations on the ability of Reuters or Purchaser effectively to acquire or hold or to exercise full rights of ownership of the shares of Multex Common Stock including, without limitation, the right to vote the shares of Multex Common Stock purchased by them or their affiliates on an equal basis with all other shares of Multex Common Stock on all matters properly presented to the stockholders; or (v) seeking to require divestiture by Reuters, Purchaser or any other affiliate of Reuters of any shares of Multex Common Stock;

          (f) any event, change or development will have occurred or been discovered before (i) the relevant Expiration Date if a Condition Termination Date has not previously occurred or (ii) the Condition Termination Date, which, in either such case, on or before that date, has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and which Company Material Adverse Effect, in the case of clause (ii), will not have been cured by the relevant Expiration Date;

          (g) any applicable law or regulation makes acceptance for payment of, and payment for, the shares of Multex Common Stock pursuant to the Offer illegal or otherwise prohibited;

          (h) any judgment, injunction, order or decree of any court or Governmental Authority having competent jurisdiction enjoins Purchaser from accepting for payment of, and paying for, the shares of Multex Common Stock pursuant to the Offer or Multex or Reuters from consummating the Merger is entered; and

          (i) the Merger Agreement will have been terminated by Multex or Reuters or Purchaser in accordance with its terms, or Reuters or Purchaser will have reached an agreement in writing with Multex providing for termination of the Offer.

     Without limiting the parties' respective rights and obligations under
Article VIII of the Merger Agreement (regarding termination of the Merger Agreement and the effect of such termination), the Merger Agreement provides that the above-described conditions are for the sole benefit of Reuters and Purchaser and may be asserted by Reuters or Purchaser regardless of the circumstances (including any action or inaction by Reuters or Purchaser) giving rise to such condition or may be waived by Reuters or Purchaser, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion, except that Reuters and Purchaser may not waive the Minimum Condition without the prior written consent of Multex. The failure by Reuters or Purchaser at any time to exercise any of the above-described rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Consistent with applicable rules and regulations of the SEC, Purchaser reserves the right not to accept shares of Multex Common Stock for payment upon expiration of the Offer if any condition to the Offer remains unsatisfied and unwaived.

     A "Company Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, operations, results of operations or condition (financial or otherwise) of Multex and its subsidiaries taken as a whole, except any such effect resulting from or arising in connection with (i)(A) the exercise of any termination or other right by any third party to, or the loss of any right of (or the imposition of any obligation on) Multex or any Subsidiary under, any Contract listed on Section 4.4 of Multex Disclosure Schedule (and a true and accurate copy of which has been made available by Multex to Reuters before February 17, 2003), but only if and to the extent that the exercise or loss of the foregoing right or the imposition of the foregoing obligation actually resulted or potentially could result from the change of control of Multex that would occur as a result of the consummation of the transactions contemplated hereby or (B) any other expiration of the term, or other termination by any third party, of any Contract listed on Multex Disclosure
Schedule in accordance with its terms, but only if and to the extent that there is clear evidence that the failure to renew, or the decision to terminate, any such Contract is primarily attributable to the transactions contemplated hereby,
(ii) changes, circumstances, or conditions affecting the financial services industry or the information services industry generally, (iii) changes in general United States or global economic, regulatory or political conditions or in any financial market or in the financial markets generally, (iv) changes in applicable law or regulation or in GAAP after the date of the Merger Agreement or (v) any act of war or terrorism (other than any act of

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terrorism directly upon or in the vicinity of the facilities, systems, operations or general personnel of Multex and/or its Subsidiaries).

     A "Condition Termination Date" means June 17, 2003, but only if, on June 17, 2003, any condition set forth in any of clause (ii), (iii)(e), (iii)(g) or
(iii)(h) described in this Section 13 has not been satisfied, other than such as is primarily due to or primarily arising out of any act or omission for which Multex or any of its affiliates are responsible.

     "Agreed Representations" means the representations and warranties of Multex that are contained in Sections 4.2, 4.3, 4.4(i), 4.4(iii), 4.7, 4.9(g), 4.13(b),
4.15, 4.16 and 4.20 of the Merger Agreement.

10.  CERTAIN LEGAL MATTERS

     GENERAL. Except as otherwise disclosed in this Offer to Purchase, based upon an examination of publicly available filings with respect to Multex, Reuters and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Multex and which might be adversely affected by the acquisition of shares of Multex Common Stock by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of shares of Multex Common Stock by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Multex's or Reuters' business or that certain parts of Multex's or Reuters' business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the shares of Multex Common Stock thereunder, if the relevant conditions to termination are met. Purchaser's obligation under the Offer to accept for payment and pay for shares of Multex Common Stock is subject to certain conditions. See "-- Certain Conditions of the Offer."

     ANTITRUST COMPLIANCE. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of shares of Multex Common Stock by Purchaser pursuant to the Offer is subject to these requirements. See "-- Acceptance for Payment and Payment for Shares of Multex Common Stock" as to the effect of the HSR Act on the timing of Purchaser's obligation to accept shares of Multex Common Stock for payment.

     Pursuant to the HSR Act, Reuters filed a Notification and Report Form with respect to the acquisition of shares of Multex Common Stock pursuant to the Offer and the Merger with the Antitrust Division and the FTC on February 24, 2003. Under the provisions of the HSR Act applicable to the purchase of shares of Multex Common Stock pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar-day waiting period following the filing by Reuters. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on March 11, 2003, unless early termination of the waiting period is granted or Reuters receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Reuters has requested early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-calendar-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Reuters, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Reuters with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. See "-- Acceptance for Payment and Payment for Shares of Multex Common Stock." Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "-- Rights of Withdrawal." Although Multex is required to file certain

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information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Multex's failure to make such filings nor a request from the FTC or the Antitrust Division for additional information or documentary material made to Multex will extend the waiting period.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of shares of Multex Common Stock by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of shares of Multex Common Stock, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares of Multex Common Stock pursuant to the Offer or seeking divestiture of shares of Multex Common Stock acquired by Purchaser or the divestiture of substantial assets of Reuters, Multex or any of their respective subsidiaries. Private parties (including individual states of the United States) may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See "-- Certain Conditions of the Offer" for certain conditions to the Offer that could become applicable in the event of such a challenge.

     FOREIGN APPROVALS. Multex owns property or conducts business in various foreign countries and jurisdictions. In connection with the acquisition of the shares of Multex Common Stock pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions, including the Regulatory Approvals. The governments in such countries and jurisdictions might attempt to impose additional conditions on Multex's operations conducted in such countries and jurisdictions as a result of the acquisition of the shares of Multex Common Stock pursuant to the Offer. There can be no assurance that Reuters will be able to cause Multex or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have a material adverse effect on the financial condition, properties, business or results of operations of Multex and its subsidiaries taken as a whole or impair Reuters, Purchaser, or Multex or any of their respective affiliates, following consummation of the Offer or Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. See "-- Certain Conditions of the Offer."

     OTHER FOREIGN FILINGS. Reuters and Multex each conduct operations in a number of foreign countries, and filings may have to be made with foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties, and, where necessary, the parties intend to make such filings.

     REASONABLE BEST EFFORTS. Pursuant to the Merger Agreement, each of the parties thereto has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity (including those in connection with any governmental antitrust review), (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any claims, investigations, actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Offer and the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) executing and delivering any additional instruments necessary to consummate the Offer and the Merger. In furtherance of the foregoing, in connection with the receipt of any necessary approvals under the HSR Act or any other comparable laws of foreign jurisdictions, Reuters, Multex and their respective Subsidiaries will be required to take or commit to take any and all actions that may be required with respect to Reuters or Multex or any of their respective Subsidiaries or any portions thereof or any of the businesses, product lines, properties or assets of Reuters or Multex or any of their respective Subsidiaries (including, but not limited to, challenging, defending against and appealing any Action, injunction, order or decree that may be taken or issued by or before any Governmental Entity in connection with this Agreement or the transactions contemplated hereby),

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unless in any such case any such action is reasonably likely to (i) have a
Company Material Adverse Effect (without giving effect to the exceptions (i)-(v) thereof) or a material adverse effect on the business, assets, liabilities, operations, results of operations or condition (financial or otherwise) of Reuters and its subsidiaries, taken as a whole, (ii) require Reuters or any of its Subsidiaries to divest or hold separate a material amount of the assets of Reuters and its Subsidiaries, taken as a whole or (iii) have a material adverse effect on the benefits expected to be realized by Reuters from the transaction.

     STATE TAKEOVER LAWS. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein, or both. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court of the United States held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." Multex's Board of Directors, at a meeting duly called and held and acting on the recommendations of the Special Committee, has adopted resolutions approving, among other things, (i) the acquisition of the shares of Multex Common Stock by Purchaser pursuant to the Offer and the other transactions contemplated by the Merger Agreement, including for purposes of Section 203 of the DGCL and (ii) approving the execution and delivery of the Tender Agreement, including for purposes of Section 203 of the DGCL. Therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger.

     Multex represented to Reuters and Purchaser that no state takeover statute (including, without limitation, Section 203 of the DGCL), other than those with which the Merger Agreement or the Tender Agreement complies, applies or purports to apply to the Offer, the Merger, the Merger Agreement or the Tender Agreement, or any of the transactions contemplated thereby. Neither Reuters nor Purchaser has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for shares of Multex Common Stock tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any shares of Multex Common Stock tendered pursuant to the Offer.

     If it is asserted that one or more state takeover laws applies to the Offer and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any shares of Multex Common Stock tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any shares of Multex Common Stock tendered. See "--Certain Conditions of the Offer."

     RULE 13E-3. Because Reuters and Purchaser might be deemed to be affiliates of Multex, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act.

Rule 13e-3 requires, among other things, that certain financial information concerning Multex and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. Purchaser and Reuters have provided such information in this Offer to Purchase.

11.  FEES AND EXPENSES

     J.P. Morgan Securities Inc. is acting as Dealer Manager in connection with the Offer and JPMorgan plc has provided certain financial advisory services to Reuters in connection with the Offer and the Merger, and together they are referred to as JPMorgan. Pursuant to a letter agreement among Reuters and JPMorgan, dated February 14, 2003, Reuters has agreed to pay JPMorgan a fee of $1,750,000 for its services in connection with the Offer and the Merger, which was payable in an initial installment payable upon public announcement of the execution of a definitive agreement relating to the Offer and the Merger, with the balance to be paid upon closing of the Offer and the Merger. JPMorgan will not receive any additional compensation in connection with its role as Dealer Manager. In addition, JPMorgan will be reimbursed for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, incurred in connection with the Offer and the Merger and its services as Dealer Manager. Reuters has also agreed to indemnify JPMorgan and its affiliates against certain liabilities and expenses in connection with the Offer and the Merger, including under United States federal securities laws.

     Purchaser has also retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of shares of Multex Common Stock by mail, telephone, telex, telegraph, other methods of electronic communications and personal interviews and may request brokers, dealers, banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners of shares of Multex Common Stock. The Information Agent will receive customary and reasonable compensation for such services, plus reimbursement of out-of-pocket expenses and Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under United States federal securities laws.

     Purchaser will pay the Depositary customary and reasonable compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under United States federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     In addition, Multex will incur its own fees and expenses in connection with the Offer.

        The following is an estimate of the fees and expenses to be incurred by the Purchaser and Reuters:

SEC filing fee..............................................  $   19,275
Depositary fees and expenses................................       8,000
Information agent fees and expenses.........................     125,000
Printing and mailing expenses...............................  $  100,000
Financial Advisor's Fees and Expenses.......................  $1,950,000
Legal fees and expenses.....................................     800,000
Accounting fees and expenses................................  $  500,000
Miscellaneous expenses......................................     300,000
                                                              ----------
Total.......................................................  $3,802,275
                                                              ==========

12.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Multex Common Stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of shares of Multex Common Stock in such jurisdiction.

     Neither Reuters nor Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance of shares of Multex Common Stock in connection therewith would not be in compliance with the laws of such jurisdiction.

     Reuters and Purchaser have filed with the SEC the Schedule TO pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. and can be obtained electronically on the SEC's website at http://www.sec.gov in the manner set forth in Section 8 and are available from Reuters at the address set forth in "-- Certain Information Concerning Reuters and Purchaser."

     No person has been authorized to give any information or make any representation on behalf of Reuters or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          PROTON ACQUISITION CORPORATION

February 26, 2003

                                                                      SCHEDULE A

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                       OFFICERS OF REUTERS AND PURCHASER

     The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of Reuters and Purchaser. Unless otherwise specified, each person listed below is a citizen of the United Kingdom and has his or her principal business address at 85 Fleet Street, 7th Floor, London, EC4P 4AJ, England.

                  DIRECTORS AND EXECUTIVE OFFICERS OF REUTERS

NAME, CITIZENSHIP                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
AND BUSINESS ADDRESS                 OFFICE(S) AT REUTERS  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------                 --------------------  --------------------------------------------------
Sir Christopher Anthony Hogg         Chairman of the       Non-executive Chairman of GlaxoSmithKline plc
                                     Board of Directors    since May 2002 (non-executive director since 1993)
                                                           and a non-executive director of Air Liquide SA
                                                           since May 2000. Non-executive chairman of the
                                                           Royal National Theatre since 1995. Member of the
                                                           International Council of JPMorgan since 1988.
                                                           Former chairman of Allied Domecq PLC (1996-2002).
Thomas Henry Glocer                  Chief Executive and   Became a director in 2000 and Chief Executive in
                                     Director              2001. Former chief executive of the Reuters
  (United States)                                          Information division of Reuters (2000) and
                                                           president & senior company officer, Reuters
                                                           America (1998-2000). Appointed chief executive
                                                           officer, Reuters Latin America in 1997. Director
                                                           of Instinet and of the New York City Investment
                                                           Fund. Member of the International Advisory
                                                           Committee to the Monetary Authority of Singapore,
                                                           the Corporate Council of the Whitney Museum and of
                                                           the Leadership Champions Group (Education) of
                                                           Business in the Community.
Philip Nevill Green                  Chief Operating       Became a director in 2000 and Chief Operating
                                     Officer and Director  Officer in 2001. Joined Reuters in September 1999
                                                           as chief executive of the Reuters Trading
                                                           Solutions division of Reuters. Former chief
                                                           operating officer, Europe and Africa, at DHL
                                                           International, based in Brussels. Non-executive
                                                           director of SKF AB and a director of Radianz
                                                           Limited and Tibco Software, Inc. Member of the
                                                           Advisory Board of the London Business School.
                                                           Trustee of The London Philharmonic Orchestra.

NAME, CITIZENSHIP                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
AND BUSINESS ADDRESS                 OFFICE(S) AT REUTERS  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------                 --------------------  --------------------------------------------------
David John Grigson                   Finance Director and  Became a director and Finance Director in 2000.
                                     Director              Joined Reuters in August 2000 from Emap plc where
                                                           he was group finance director and chairman of Emap
                                                           Digital. Formerly held senior finance roles in the
                                                           UK and US at Saatchi and Saatchi Plc (1984-1989).
                                                           Also a director of Instinet.
Sir John Anthony Craven              Director              Became a director in 1997. Non-executive Chairman
                                                           of Lonmin Plc since 1997. Non-executive director
(United Kingdom/Canada)                                    of Fleming Family & Partners. Former non-executive
Third Floor                                                director of Gleacher & Co. LLC, Rothmans
Cleveland House                                            International BV, Ducati SpA and Societe Generale
33 King Street                                             de Surveillance SA.
London SW1Y 6RJ
England
Niall FitzGerald KBE                 Director              Became a director in 2003. Chairman and Chief
                                                           Executive Officer of Unilever PLC since 1996.
(Ireland)                                                  Former non-executive director of Merck, Ericsson,
Unilever PLC                                               Bank of Ireland and Prudential plc.
Unilever House
Blackfriars
London EC4P 4BQ
England
Edward Richard Kozel                 Director              Became a director in 2000. Managing Director of
                                                           Open Range Ventures LLC, a private venture capital
(United States)                                            firm active in telecom, networking and internet
Open Range Ventures                                        start-ups. Also a director of Yahoo! Inc. and
405 El Camino Real                                         Narus Inc. Formerly, a director of Cisco Systems
Box 610                                                    Inc. (2000-2001), where he worked from 1989-2000
Menlo Park, California 94025                               in a number of roles, including chief technology
                                                           officer and senior vice president for business
                                                           development. Also a former director of Tibco
                                                           Software Inc. (2000-2001).
Roberto G. Mendoza                   Director              Became a director in 1998. Chairman of Egg plc and
                                                           non-executive director of Prudential plc, Vitro SA
(United States)                                            and The BOC Group PLC. Formerly vice-chairman and
Integrated Finance Limited                                 director of JPMorgan (1990-2000) and managing
c/o Rhone Group                                            director of Goldman Sachs & Co (2000). Joined
630 Fifth Avenue, Suite 2710                               JPMorgan in 1967 with successive assignments in
New York, New York 10111                                   London and New York.
Richard Lake Olver                   Director              Became a director in 1997. Deputy Group Chief
                                                           Executive of BP plc since January 2003 and Chief
BP plc                                                     Executive Officer of BP Exploration & Production
1 St James Square                                          Division (1998-2002). A governor of New Hall
London SW1Y 4PD                                            School.
England

NAME, CITIZENSHIP                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
AND BUSINESS ADDRESS                 OFFICE(S) AT REUTERS  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------                 --------------------  --------------------------------------------------
Charles James Francis Sinclair       Director              Became a director in 1994. Group Chief Executive
                                                           of Daily Mail and General Trust plc since 1988.
Daily Mail and General Trust plc                           Director of Euromoney Institutional Investor PLC
Northcliffe House                                          and Schroders plc.
2 Derry Street
London W8 5TTUK
England
Ian Charles Strachan                 Director              Became a director in 2000. Chairman of Instinet
                                                           since January 2003. Non-executive director of
30 Bloomfield Terrace                                      Transocean Inc., Johnson Matthey plc and Harsco
London SW1W 8PQ                                            Corporation. Former deputy chairman of Invensys
England                                                    plc (1999-2000) and chief executive officer of BTR
                                                           plc (1996-1999).
Devin Wenig                          President --          Became a director and President -- Customer
                                     Customer Segments     Segments in February 2003. Was
(United States)                      and Director          President -- Investment Banking & Brokerage
The Reuters Building                                       Services from September 2001 to February 2003.
Three Times Square                                         Held a number of senior management positions
New York, New York 10036                                   before being appointed President of the Reuters
                                                           Information division of Reuters in January 2001.
                                                           Also a director of Instinet, Multex.com, Inc. and
                                                           Nastech Pharmaceutical Company.
Graham Albutt                        President -- Business Became President -- Business Technology Group in
                                     Technology Group      2001. Held various posts in central and frontline
The Reuters Building                                       business functions for Reuters and in May 2001 was
Three Times Square                                         additionally appointed as Business Integration
New York, New York 10036                                   Executive, developing the structure and business
                                                           model for the integration of the recently acquired
                                                           Bridge assets. Non-executive director of
                                                           Datamonitor PLC.
Christopher Hagman                   Managing Director --  Became Managing Director -- Europe, Middle East &
                                     Europe, Middle East   Africa in April 2001. Held various senior sales
(Sweden)                             & Africa              and general business management positions for
153 Route De Thonon                                        Reuters in Sweden, Netherlands and the UK.
Collonge-Bellerive 1245
Geneva
Switzerland
Alexander Hungate                    Chief Marketing       Became Chief Marketing Officer and
                                     Officer and           President -- Focus Group Accounts in September
The Reuters Building                 President -- Focus    2001. From 1996 to 1998, he was executive vice
Three Times Square                   Group Accounts        president of Reuters Marketing before being
New York, New York 10036                                   appointed co-chief operating officer, Reuters
                                                           America in 1999 and co-chief executive officer,
                                                           Reuters America in 2000. Director of British
                                                           America Business Inc.
Geert Linnebank                      Editor-in-Chief       Became Editor-in-Chief in 2000, having held
                                                           various editorial roles. Director of Dow Jones
(The Netherlands)                                          Reuters Business Interactive LLC (Factiva).

NAME, CITIZENSHIP                                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
AND BUSINESS ADDRESS                 OFFICE(S) AT REUTERS  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------                 --------------------  --------------------------------------------------
Stephen Mitchell                     Head of Risk          Became General Counsel in 1998 and was appointed
                                     Management and        Head of Risk Management in 2001. Joined Reuters in
(Australia)                          General Counsel       1996 as Deputy General Counsel. Company Secretary
                                                           from 1998 to 1999.
Michael Sayers                       Chief Technology      Became Chief Technology Officer in 1998. Part of
                                     Officer               Reuters London development group since 1977.
                                                           Director of Dow Jones Reuters Business Interactive
                                                           LLC (Factiva).
David Granger Ure                    Strategic Advisor to  Became Strategic Advisor to the Board of Directors
                                     the Board of          in 2000. Non-executive Chairman of Radianz
                                     Directors             Limited. Former executive director of Reuters
                                                           (1989-2000) responsible for group technical
                                                           strategy and Reuters Trading Solutions Division.
                                                           From 1992 to 1998, he was responsible for group
                                                           marketing and technical policy. Non-executive
                                                           director of Multex Investor Japan Limited and
                                                           Multex Investor Europe Limited.

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

NAME, CITIZENSHIP                                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
AND BUSINESS ADDRESS               OFFICE(S) AT PURCHASER   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------               ----------------------   --------------------------------------------------
Christopher John Ahearn            President and Director   Became President -- Corporates & Media for Reuters
                                                            in 2002. In 2001, joined Reuters as Executive Vice
(United States)                                             President. Was a Vice President at JPMorgan from
The Reuters Building                                        1995 to 2000, and Head of Corporate Development,
3 Times Square                                              LabMorgan, 2000 to 2001. Director of Dow Jones
New York, New York 10036                                    Reuters Business Interactive LLC (Factiva) and
                                                            former director of Intralinks, Inc. (2001-2003).
Eric Bradford Lint                 Vice President and       Executive Vice President -- Business Development,
                                   Director                 Reuters America since 2002. From 2000 to 2002,
(United States)                                             Eric was Senior Vice President -- Business
The Reuters Building                                        Development, Reuters America, and from 1998 to
3 Times Square                                              2000 he was Vice President -- Corporate Staff
New York, New York 10036                                    Mergers and Acquisitions, ABB Ltd. Director of
                                                            Riskmetrics Group, Inc. (since 2003) and is a
                                                            former director of Mpower.com, Inc. (2001-2002).

                                                                      SCHEDULE B

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Facsimile copies of the Letter of Transmittal, properly executed and clearly delivered will be accepted. The Letter of Transmittal, certificates for the shares of Multex Common Stock and any other required documents should be sent or delivered by each stockholder of Multex or such stockholder's broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

           By Mail:                  By Overnight Courier:                 By Hand:
        59 Maiden Lane                  59 Maiden Lane                  59 Maiden Lane
          Plaza Level                     Plaza Level                     Plaza Level
   New York, New York 10038        New York, New York 10038        New York, New York 10038

          By Facsimile Transmission (For Eligible Institutions Only):

                                 (718) 234-5001

                Confirm Receipt of Facsimile by Telephone Only:

                                 (800) 937-5449

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [MacKenzie Partners, Inc. Logo]

                               105 Madison Avenue
                            New York, New York 10016
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885
                      E-mail: proxy@mackenziepartners.com

                      The Dealer Manager for the Offer is:

                         [J.P. MORGAN CHASE & CO. LOGO]

                          J.P. Morgan Securities Inc.
                                277 Park Avenue
                            New York, New York 10172
                              Call: (212) 622-2624
                         Call Toll-Free: (866) 262-0777